SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):    January 30, 2004

GENOME THERAPEUTICS CORP.

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Beaver Street

Waltham, Massachusetts 02453

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Page 1 of 62 pages.

ITEM5.    OTHER EVENTS

On December 30, 2003, Genome Therapeutics Corp., a Massachusetts corporation (“Genome”), and GeneSoft Pharmaceuticals, Inc., a Delaware corporation (“Genesoft”), filed an amended joint proxy statement/prospectus on Form S-4/A (file no. 333-111171) relating to the merger of Genome and Genesoft. Set forth below is certain information regarding Genesoft and the proposed merger contained in the S-4/A.

The following is information regarding Genesoft.

INFORMATION ABOUT GENESOFT

Genesoft’s Business

Genesoft is a specialty pharmaceutical company based in South San Francisco focused on the discovery and development of novel anti-infective agents. FACTIVE (gemifloxacin mesylate) is the company’s lead product, an orally administered, broad-spectrum fluoroquinolone antibiotic recently approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis, or ABECB, and community-acquired pneumonia, or CAP, of mild to moderate severity. Under an agreement with LG Life Sciences, Genesoft exclusively licensed the rights to develop and commercialize FACTIVE in North America, France, Germany, the United Kingdom, Luxembourg, Ireland, Italy, Spain, Portugal, Belgium, the Netherlands, Austria, Greece, Sweden, Denmark, Finland, Norway, Iceland, Switzerland, Andorra, Monaco, San Marino and Vatican City. By virtue of its in vitro potency, favorable pharmacokinetic profile, and clinical efficacy as demonstrated in clinical trials, Genesoft believes that FACTIVE is well positioned to become an important antibiotic for the treatment of respiratory tract infections. See “FACTIVE—Competitive Advantages” below.

Genesoft is also developing two classes of novel mode of action antibiotics. The first, peptide deformylase, or PDF, inhibitors, represent a new class of molecules that target an essential bacterial enzyme and have antibacterial activities suitable for the potential treatment of respiratory tract infections. The second, DNA-Nanobinder compounds, target certain DNA sequences and have the potential to serve as biological warfare countermeasures.

Infectious Diseases Market

Bacterial infections comprise the sixth leading cause of death in the U.S. and anti-infectives, consisting of antibacterials, antivirals, and antifungals, are the third largest product segment in the pharmaceutical industry, accounting for more than $30 billion in annual sales worldwide in 2002. Antibacterials represent the largest segment of the anti-infective market, accounting for $20 billion of total worldwide anti-infective sales in 2002. The principal structural classes of antibiotics include beta-lactams, quinolones, macrolides, tetracyclines, aminoglycosides, glycopeptides and trimethoprim combinations. Penicillin, a member of the beta-lactam class, which also includes extended-spectrum penicillins, cephalosporins and carbapenems, was first developed in the 1940s. Nalidixic acid, the earliest member of the quinolone class, was discovered in the 1960s. Major advances were made in the 1970s with the development of new beta-lactams and in the 1980s with the development of new quinolones and macrolides.

Bacterial resistance to existing antibiotics has been increasing in recent years, leading to bacterial infection recurrences, treatment failures and higher costs. These factors have fueled a growing need for more effective products in existing antibiotic classes, as well as for products with new mechanisms of action.

Community Respiratory Diseases

Acute Bacterial Exacerbation of Chronic Bronchitis (ABECB). Chronic bronchitis is a health problem associated with significant morbidity and mortality. It is estimated that chronic bronchitis affects up to 13 million individuals or approximately 4% to 6% of adults in the United States. Patients with chronic bronchitis are prone to frequent exacerbations, characterized by increased cough and other symptoms of respiratory distress. Longitudinal studies have estimated that 1 to 4 exacerbations occur each year in patients with chronic bronchitis, and such exacerbations are estimated to account for approximately 12 million physician visits per year in the U.S. Antibiotic therapy, the standard treatment for ABECB, is typically effective in reducing the course of illness for patients.

Community-Acquired Pneumonia (CAP). CAP is a common and serious illness in the United States. The 3 to 4 million reported cases per year of CAP result in approximately 10 million physician visits, 1 million hospitalizations, 64 million days of restricted activity, and 64,000 deaths annually, making CAP the seventh leading cause of death in the United States, and the most common cause of death due to infectious diseases. Antibiotics are the mainstay of treatment for most patients with pneumonia, and where possible, antibiotic treatment should be specific and individualized. However, since the responsible pathogen is not identified in a high proportion of patients with CAP, an empiric approach to treatment is usually necessary. Over the last decade, resistance to penicillin and macrolides has increased significantly, and in many cases, quinolones are now recommended as a first line of therapy due to their efficacy against a wide range of respiratory pathogens, including many resistant strains. The recent treatment guidelines from the Infectious Diseases Society of America recommend quinolones as a first line treatment for certain higher-risk patients with CAP.

FACTIVE

In April 2003, FACTIVE (gemifloxacin mesylate) was approved by the FDA for the treatment of ABECB and CAP of mild to moderate severity. In July 2003, FACTIVE was approved to treat CAP caused by susceptible strains of multi-drug resistant Streptococcus pneumoniae, or S. pneumoniae, a growing clinical concern. Multi-drug resistant S. pneumoniae, or MDRSP, is defined as S. pneumoniae resistant to two or more of the following antibiotics: penicillin, second-generation cephalosporins (such as cefuroxime), macrolides, tetracyclines, and trimethoprim/sulfamethoxazole. FACTIVE is the only antimicrobial currently approved for this indication.

FACTIVE has potent in vitro activity against a wide range of Gram-positive, Gram-negative and atypical pathogens, including key respiratory pathogens, such as S. pneumoniae, Haemophilus influenzae, and Moraxella catarrhalis, and is bactericidal at clinically achievable concentrations. FACTIVE targets two enzymes in bacteria and has minimum inhibitory concentrations, or MICs, as low as 0.03 µg/ml for S. pneumoniae. FACTIVE has been studied in nearly 7,000 patients and has a good overall safety and tolerability profile comparable to other currently marketed antibiotics.

FACTIVE has been the subject of over 200 publications. Among the research published are data indicating FACTIVE’s ability to reduce the number of ABECB recurrences over a six-month period following treatment.

Within the antibiotic market, quinolones, a product class with close to $3 billion in annual sales in the U.S., have been gaining market share at the expense of older antibiotics, according to IMS Health. Genesoft expects this trend to continue as resistance to older antibiotic classes increases. Due to its microbiological activity and clinical efficacy, FACTIVE, a new branded quinolone, represents an alternative choice for the treatment of certain respiratory tract infections.

Mechanism of Action

FACTIVE acts by inhibiting bacterial DNA synthesis through the inhibition of both DNA gyrase and topoisomerase IV, two enzymes that are essential for bacterial growth and survival. S. pneumoniae showing mutations in both DNA gyrase and topoisomerase IV (double mutants) are resistant to most fluoroquinolones. Since FACTIVE has the ability to inhibit both target enzymes at therapeutically relevant drug levels, some of these S. pneumoniae double mutants remain susceptible to FACTIVE.

FACTIVE is also active against many strains of S. pneumoniae that are resistant to other classes of antibiotics. There is no known bacterial cross-resistance between FACTIVE and any other class of antimicrobials.

Clinical Efficacy

FACTIVE was studied for the treatment of acute bacterial exacerbation of chronic bronchitis in three pivotal, double-blind, randomized, active-controlled clinical trials using 320 mg once daily for 5 days. In these non-inferiority studies, a total of 826 patients received treatment with FACTIVE and 822 patients received treatment with active comparator, namely levofloxacin, clarithromycin, or amoxicillin/clavulanate. The primary efficacy parameter was clinical response at follow-up. The results for the principal ABECB studies demonstrate that FACTIVE given once daily for 5 days was at least as effective as the comparators given for 7 days. The clinical success rates for each of these three trials were as follows:

•	FACTIVE	5 days (320 mg):	88.2%
	Levofloxacin	7 days (500 mg):	85.1%

•	FACTIVE	5 days (320 mg):	86.0%
	Clarithromycin	7 days (500 mg bid):	84.8%

•	FACTIVE	5 days (320 mg):	93.6%
	Amoxicillin/clavulanate	7 days (500 mg/125 mg, 3 times/day, or tid):	93.2%

FACTIVE was also studied for the treatment of community-acquired pneumonia in three double-blind, randomized, active-controlled clinical studies, one open, active-controlled study, and two uncontrolled studies. In total, 1,349 patients with CAP were treated with FACTIVE, including 1,037 patients treated for 7 days; 927 patients with CAP were treated with an active comparator. The primary efficacy parameter for each of these three trials was clinical response at follow-up. The results of these studies showed that FACTIVE was effective in the treatment of mild to moderate CAP. The clinical success rates for FACTIVE in studies with a fixed 7-day duration ranged from 89% to 92%.

In the pivotal CAP comparator study, a 7-day treatment regimen of FACTIVE 320 mg once daily was shown to be as effective as a 10-day treatment course of amoxicillin/clavulanate (500 mg/125 mg tid). The clinical success rates for the two treatment arms were:

•	FACTIVE	7 days (320 mg):	88.7%
	Amoxicillin/clavulanate	10 days (500 mg/125 mg tid):	87.6%

Clinical studies showed that FACTIVE was effective in the treatment of CAP due to penicillin-resistant S. pneumoniae, or PRSP. Of 11 patients with PRSP treated with FACTIVE for 7 days, 100% achieved both clinical and bacteriological success at follow-up.

FACTIVE is also effective in the treatment of CAP due to MDRSP. In clinical trials, of 22 patients with MDRSP treated with FACTIVE for 7 days, 19 (87%) achieved both clinical and bacteriological success at follow-up. FACTIVE is the first antibiotic approved to treat mild to moderate CAP caused by these multi-drug resistant organisms.

Competitive Advantages

The potential competitive advantages of FACTIVE include the following:

•	FACTIVE is active against many bacterial isolates resistant to other classes of antibiotics, and is the only antibiotic approved to treat community-acquired pneumonia of mild to moderate severity due to multi-drug resistant S. pneumoniae.

•	FACTIVE has a dual targeting mechanism of action in S. pneumoniae, which targets two enzymes essential for bacterial growth and survival at therapeutically relevant drug levels, and has low in vitro potential for resistance generation.

•	FACTIVE can be dosed once daily, with short courses of therapy for both ABECB (5 days) and CAP (7 days).

•	FACTIVE has patent protection into 2015 (with possible regulatory extension), longer than any currently marketed fluoroquinolones or other antibiotics widely used to treat respiratory tract infections.

Safety and Tolerability

FACTIVE has been studied extensively in nearly 7,000 patients and has a favorable safety profile. The incidence of adverse events reported for FACTIVE was low and comparable to comparator drugs, namely beta-lactam antibiotics, macrolides and other fluoroquinolones. Most adverse events were described as mild to moderate.

Although rash was more frequent among FACTIVE-treated patients in the total patient population than among those who received comparator drugs, in the adult population most at risk for CAP of mild to moderate severity and ABECB (patients over 40 years of age) and at the approved dosage (320 mg for 7 days or less), the rate of rash with FACTIVE was low and comparable to that seen with other antibiotics.

As a post-marketing study commitment, the FDA required that Genesoft conduct a prospective, randomized study comparing FACTIVE (5,000 patients) to an active comparator (2,500 patients) in patients with CAP or ABECB. This study will include patients of different ethnicities, to gain safety information in populations not substantially represented in the existing clinical trial program, specifically as it relates to rash. Patients will be evaluated for clinical and laboratory safety. This Phase IV trial is in the design stage and the FDA required, as a condition to its approval, that the trial be initiated by March 2004. We have requested permission from the FDA to commence the Phase IV trial at a later date that is consistent with the planned launch of FACTIVE. The FDA has indicated its willingness to grant this request. If our request is not granted, however, we will commence the Phase IV trial as soon as possible thereafter, which may not be before the end of March 2004. In connection with the approval of FACTIVE, the FDA has also required us to obtain data on the prescribing patterns and use of FACTIVE for the first three years after its initial marketing in the U.S. As part of this requirement, we will furnish periodic reports to the FDA on the number of prescriptions issued, including refills, and the diagnoses for which the prescriptions are dispensed.

Additional Development Plans

FACTIVE has also been the subject of additional clinical trials for acute bacterial sinusitis, or ABS. Two double-blind, randomized, active-controlled clinical studies were conducted to examine the efficacy of FACTIVE 320 mg once daily for 7 days in the treatment of patients with ABS. In these studies, 540 patients received FACTIVE and 536 patients received active comparator, namely trovafloxacin or cefuroxime. The primary efficacy parameter was clinical success at follow-up. The result of these clinical trials showed comparable clinical success for patients treated with FACTIVE and those treated with comparator drugs. In addition, a double-blind, randomized, active-controlled clinical study comparing a FACTIVE 7-day treatment regimen for ABS with a FACTIVE 5-day treatment regimen showed similar efficacy between the two treatment arms. Two open-label studies also support the efficacy of FACTIVE given for 5 days for the treatment of ABS. Genesoft anticipates pursuing this indication in the future.

An intravenous formulation of FACTIVE is also in development. Genesoft is currently evaluating plans for the completion of this intravenous formulation program.

Product Pipeline

Genesoft’s current pharmaceutical programs reflect its commitment to the research and development of novel anti-infective therapeutics. The pipeline spans discovery research and preclinical development to early clinical trials and pre-launch activities.

Peptide Deformylase Inhibitors. In August 2002, Genesoft entered into a research and license agreement with British Biotech Pharmaceuticals Ltd., now Vernalis, to co-develop inhibitors of peptide deformylase, or PDF, a novel iron-binding enzyme essential for bacterial growth but not involved in human cytoplasmic protein synthesis. Genesoft believes that PDF inhibitors represent an excellent opportunity for the development of novel mode of action antibiotics. In September 2003, Genesoft assumed full responsibility for the development and commercialization of these compounds.

Preclinical studies of GSQ-83698, Genesoft’s most advanced PDF inhibitor, indicated that the compound may have potential for the treatment of hospitalized patients suffering from CAP. An intravenous formulation of GSQ-83698 entered Phase I clinical trials in October 2002, and the drug was well tolerated and demonstrated good pharmacokinetic properties. GSQ-83698 has exhibited good in vitro activity against many of the important respiratory tract pathogens, but has limited activity against H. influenzae. Rather than devote additional resources to the clinical development of GSQ-83698, Genesoft has chosen to focus on the optimization of second-generation PDF inhibitors.

This second-generation research program has focused on developing orally available PDF compounds with the potential to target the broader community-based antibiotic market. Several compounds have been identified with improved properties, including good activity against H. influenzae. With continued success, Genesoft anticipates selecting a development candidate and initiating IND-enabling studies.

Biowarfare Countermeasures/DNA-Nanobinder Program. In an ongoing research effort supported by the Defense Advanced Research Projects Agency, or DARPA, Genesoft is developing DNA-Nanobinder compounds to target biological warfare agents, Gram-positive pathogens, and some parasitic organisms. DNA-Nanobinder compounds selectively target pathogen DNA and bind with high affinity to functionally important adenine/thymine, or A/T, rich DNA sequences, thereby inhibiting DNA and RNA synthesis. These compounds derive their spectrum of activity from the fact that most biowarfare threat agents contain A/T rich DNA sequences in essential elements of their genome. DNA-Nanobinder compounds are being investigated as a medical defense against anthrax, smallpox, and malaria. GSQ-7302, Genesoft’s most advanced DNA-Nanobinder compound, has demonstrated in vitro activity against these pathogens, and efficacy in a small animal model for anthrax infection.

Intellectual Property

In October 2002, Genesoft exclusively licensed from LG Life Sciences the rights to develop and commercialize FACTIVE in North America, France, Germany, the United Kingdom, Luxembourg, Ireland, Italy, Spain, Portugal, Belgium, the Netherlands, Austria, Greece, Sweden, Denmark, Finland, Norway, Iceland, Switzerland, Andorra, Monaco, San Marino and Vatican City. This license covers 11 issued U.S. patents and a broad portfolio of corresponding foreign patents and patent applications. The U.S. patents are currently set to expire at various dates, ranging from June 2015, in the case of the principal patents relating to FACTIVE, to September 2019. Genesoft has filed patent term extension applications, covering the regulatory review process, for the principal patents related to FACTIVE. If granted, these extensions would extend the exclusivity period through April 2017.

The patents that Genesoft licenses to FACTIVE under the agreement with LG Life Sciences include claims related to the chemical composition of FACTIVE, its use for the prophylaxis and treatment of bacterial infections, and methods of manufacturing FACTIVE. Genesoft also has the exclusive right to use FACTIVE trademarks, trade names, domain names and logos in conjunction with the use or sale of the product in the territories covered by the license.

Genesoft has exclusively licensed rights from Vernalis for the research, development, and commercialization of certain anti-infectives under Vernalis’ patent portfolio of 5 issued U.S. patents, 1 pending U.S. patent, 24 issued foreign patents, and 36 pending foreign patent applications. The patents that Genesoft licenses from Vernalis relate to metalloenzyme inhibitors (including peptide deformylase inhibitors), their uses, and their targets.

Genesoft’s patent portfolio related to DNA-Nanobinder compounds and their applications as anti-infective therapeutics consists of one issued U.S. patent, 10 pending U.S. patent applications and 8 pending foreign patent applications. In addition, Genesoft licenses 14 issued U.S. patents, 10 pending U.S. patents, 10 issued foreign patents, and 36 pending foreign patent applications from the California Institute of Technology. Some of Genesoft’s patents and patent applications related to DNA-Nanobinder compounds resulted from research funded by the U.S. government, and the government has a standard statutory nonexclusive government purpose license and march-in rights if, for example, Genesoft fails to actively develop the technology or public health concerns are implicated.

Partnerships and Collaborations

LG Life Sciences. In October of 2002, Genesoft entered into a partnership with LG Life Sciences to license exclusive commercialization rights to FACTIVE in the territories specified above under “Intellectual Property.” The term of the agreement coincides with FACTIVE’s patent life which currently expires in 2015, but the patent could be extended for an additional two years. The arrangement included the payment to LG Life Sciences of an up-front fee of $5.5 million and the issuance to LG Life Sciences of approximately 14% of Genesoft’s fully-diluted shares outstanding as of April 2003. The arrangement also provides for Genesoft’s payment of royalties on future product sales. Genesoft is required to buy bulk drug requirements from LG Life Sciences (see below), and will pay LG Life Sciences a royalty on sales in the U.S. and the territories covered by the license in Europe. The gross margin on product sales, including royalty obligations, is projected to be approximately 75% during the first two years, and in the 65 to 70% range after those periods. Genesoft is responsible, at its expense and through consultation with LG Life Sciences, for the clinical and commercial development of FACTIVE in the territories covered by the license. This arrangement requires a minimum sales commitment over a period of time, which if not met, could result in the technology being returned to LG Life Sciences. Genesoft is obligated to purchase from LG Life Sciences, and LG is obligated to supply to Genesoft, all of Genesoft’s anticipated commercial requirements for FACTIVE bulk drug substance as further described in the “Manufacturing” section below. Upon delivery of the first shipment of FACTIVE, which is anticipated to occur prior to the end of the first quarter of 2004, Genesoft will be obligated to make a $2.5 million milestone payment to LG Life Sciences as well as a payment of $4.8 million for the purchase of the drug inventory. Upon the closing of the merger, the combined company will be obligated to make an $8 million milestone payment to LG Life Sciences. The arrangement also provides for potential additional milestone payments to LG Life Sciences of up to $22 million, primarily upon achieving sales targets.

Vernalis. In August of 2002, Genesoft entered into a strategic partnership with British Biotech Pharmaceuticals Ltd., now Vernalis, to co-develop GSQ-83698 and oral PDF inhibitors for the treatment of community-acquired infections. In 2002, Genesoft paid fees to Vernalis totaling $5 million in connection with the original agreement and issued 356,252 shares of Genesoft common stock upon the achievement of a milestone under the agreement. In September 2003, the companies entered into an agreement whereby Genesoft would assume sole responsibility for the development and commercialization of these compounds. Genesoft also obtained an exclusive worldwide license or sub-license, as applicable, to develop and commercialize three novel bacterial targets for purposes of the treatment of infections from Vernalis as part of this agreement. Genesoft is obligated to pursue the development of these targets and, if appropriate, to pursue the regulatory approval and commercialization of them. Under the agreement, Genesoft has obligations to make royalty payments to Vernalis on future product sales. Additionally, Genesoft may be required to make future milestone payments to Vernalis of up to $18.8 million.

Defense Advanced Research Projects Agency. In December 1998, Genesoft received a three-year, $12.3 million grant in the aggregate from DARPA to conduct research on the regulation of pathogen gene expression and to endeavor to develop oral therapeutics against bio-warfare threat agents, including anthrax, smallpox and malaria. This grant ended in June 2002. In November 2002, Genesoft entered into a $3.0 million contract with DARPA to continue the same research. This contract was amended in April 2003 to include the U.S. Army as a party and to provide for an additional $5.5 million to fund the research through early 2004.

California Institute of Technology. In September of 1998, Genesoft entered into a license agreement with CIT for the development of DNA-Nanobinders for human gene regulation, under which Genesoft obtained an exclusive worldwide license to a number of patents described above under “Intellectual Property.” As an up-front fee, Genesoft paid CIT $5,000 and issued CIT 42,750 shares of its common stock. Professor Peter Dervan, one of Genesoft’s founders and a director of the company, leads the research effort related to this collaboration at CIT. Genesoft is obligated to pursue the development and commercialization of products based on the technology licensed from CIT. Genesoft is also obligated to pay royalties on possible future product sales and any costs relating to the preparation, filing, prosecution and maintenance of existing and new patents covered by the license agreement.

Manufacturing

Under the terms of Genesoft’s licensing agreement with LG Life Sciences, LG Life Sciences agreed to supply all of Genesoft’s anticipated commercial requirements for FACTIVE bulk drug substance and Genesoft agreed to purchase all of its requirements for the bulk drug substance from LG Life Sciences. LG Life Sciences is expected to supply the FACTIVE bulk drug substance from its manufacturing facility in South Korea. The LG Life Sciences facility is subject to on-going government regulation, including FDA regulations requiring compliance with current Good Manufacturing Practices, or cGMP. For 2004, the final drug product will be tableted and packaged for LG Life Sciences by SB Pharmco at its manufacturing facility in Puerto Rico. This arrangement with SB Pharmco is expected to conclude by the end of 2004. Genesoft is in discussions with a new secondary manufacturer to assume these responsibilities for subsequent periods.

Facilities

Genesoft subleases approximately 68,000 square feet of laboratory and administrative space at 7000 Shoreline Court, South San Francisco, California 94080. The yearly base rent for this facility is approximately $3,697,000. Genesoft’s sublease for this facility expires on March 31, 2011. Genesoft has sub-subleased approximately 30,200 square feet of the facility through December 31, 2004. Genesoft receives approximately $1,700,000 in yearly base rent from the sub-sublease. Genesoft is considering additional subleases and other options for portions of this space.

Legal Proceedings

Genesoft is not aware of any actual, threatened or pending legal proceeding to which it is a party or to which any of its property is subject that could result in material adverse change in the business or financial condition of Genesoft.

NOTE ON TRADEMARKS

The following trademarks are the properties of the specified holders: FACTIVE® is the property of LG Life Sciences, Ltd., Nanobinder® is the property of Genesoft, Levaquin® is the property of Ortho-McNeil Pharmaceutical, Inc., Tequin® is the property of Bristol-Myers Squibb Company, Cipro® and Avelox® are both the property of Bayer Corporation, Biaxin® is the property of Abbott Laboratories, Zithromax® is the property of Pfizer Inc., Augmentin® is the property of GlaxoSmithKline, Ketek® is the property of Aventis Pharmaceuticals and Vanconin® is the property of Eli Lilly and Company. Unless otherwise indicated, trademarks or service marks appearing in this current report on Form 8-K are the property of their respective holders.

The following is selected Genesoft financial information and Genesoft management’s discussion and analysis of financial condition and results of operations.

GENESOFT SUMMARY SELECTED FINANCIAL DATA

The following summary financial data should be read in conjunction with the “Genesoft Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included later in this current report on Form 8-K, and Genesoft’s financial statements and related notes included later in this current report on Form 8-K. Genesoft has derived the statements of operations data for the years ended December 31, 2000, 2001 and 2002 from its audited financial statements which are included in this current report on Form 8-K. Genesoft has derived the statements of operations and balance sheet data as of and for the nine months ended September 30, 2002 and 2003 from its unaudited financial statements which are also included in this current report on Form 8-K. These unaudited statements include, in the opinion of management, all normal and recurring adjustments that are necessary for a fair statement of results in accordance with generally accepted accounting principles.

	Year Ended December 31,					Nine Months Ended
	1998	1999	2000	2001	2002	Sept. 30, 2002	Sept. 30 2003
	(in thousands, except per share amounts)					(Unaudited)
Statement of Operations Data:
Total revenues	$—	$2,520	$4,187	$2,059	$5,402	$—	$3,072
Net loss	(770)	(2,987)	(7,921)	(18,321)	(25,569)	(18,368)	(19,796)
Basic and diluted net loss per common share	$(1.03)	$(2.92)	$(8.27)	$(15.69)	$(12.81)	$(14.04)	$(1.69)
Weighted average shares used in computing basic and diluted net loss per common share	745	1,024	957	1,168	1,996	1,308	11,729

	December 31,					Sept. 30, 2002	Sept. 30 2003
	1998	1999	2000	2001	2002
	(in thousands)					(Unaudited)
Balance Sheet Data:
Cash and cash equivalents, short-term investments and restricted cash	$3,195	$12,405	$29,379	$24,714	$5,951	$7,225	$7,826
Working capital (net capital deficiency)	2,703	12,056	22,644	18,208	(3,076)	715	(20,993)
Total assets	3,406	14,037	35,918	40,162	19,432	20,539	25,799
Total liabilities	548	1,200	6,202	7,498	11,983	6,270	32,924
Stockholders’ equity (net capital deficiency)	2,858	12,837	29,716	32,664	7,448	14,269	(7,125)

GENESOFT MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Genesoft’s financial statements and notes thereto appearing elsewhere in this current report on Form 8-K. This discussion and analysis contains forward-looking statements about Genesoft within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent the judgment of the management of Genesoft regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. Genesoft does not plan to update these forward-looking statements. You should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting the business of Genesoft.

Although Genesoft believes that its plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, it can give no assurance that these plans, intentions or expectations will be achieved. Genesoft stockholders are cautioned that all forward-looking statements involve risks and uncertainties and actual results may differ materially from those discussed as a result of various risk factors described in the section entitled “Risk Factors” and elsewhere in this current report on Form 8-K.

Some of the important risk factors that could cause Genesoft’s actual results to differ materially from those expressed in Genesoft’s forward-looking statements include, but are not limited to:

•	risks related to Genesoft’s approved product, FACTIVE, such as (i) Genesoft’s inability to obtain the financial resources and personnel to commercialize FACTIVE, (ii) competitors in the antibiotic market introducing superior products that are more effective, more cost-effective and marketed more effectively and (iii) Genesoft’s business in the future could expose it to potential product liability risks;

•	Genesoft’s inability to successfully develop and obtain regulatory approval of products based on metalloenzyme inhibitors, including peptide deformylase (PDF) inhibitors, and DNA-Nanobinder technology;

•	Genesoft’s history of operating losses, and negative working capital which resulted in a going concern qualification to its December 31, 2002 financial statements, and Genesoft’s need to raise future capital to support Genesoft’s product development and research initiatives;

•	intensified competition from pharmaceutical or biotechnology companies that may have greater resources and more experience than Genesoft;

•	Genesoft’s inability to obtain or enforce Genesoft’s intellectual property rights;

•	Genesoft’s dependence on key personnel; and

•	Genesoft’s issued debt burden which totaled approximately $22.0 million at September 30, 2003.

Overview

Since its inception in 1997, Genesoft has devoted its efforts to the research and development of its licensed technology. To date, Genesoft has generated no revenues from product sales and has depended upon equity financings, interest on invested funds, research funding from the government and financing through debt to provide the capital required to pursue its intended business activities. Genesoft has a net accumulated deficit of $75.4 million through September 30, 2003. The accumulated deficit has resulted principally from Genesoft’s efforts to develop drug candidates and the associated administrative costs required to support these efforts. Genesoft expects to incur significant additional operating losses over the next several years due to the costs associated with launching FACTIVE and its ongoing development and clinical efforts. Genesoft’s potential for future profitability is dependent on its ability to successfully launch FACTIVE, its ability to effectively develop its metalloenzyme inhibitor compounds and its ability to license and develop new compounds.

Major Research and Development Projects

FACTIVE

Genesoft’s ongoing regulatory activities related to FACTIVE (gemifloxacin mesylate), its lead product, comprised 28% of its total research and development expenditures for the fiscal year ended December 31, 2002 (including $5.5 million in licensing fees paid to LG Life Sciences), 3% of total research and development expenditures for the nine month period ended September 30, 2002, and 13% of total research and development expenditures for the nine month period ended September 30, 2003.

In October 2002, the company entered into a partnership with LG Life Sciences to develop and commercialize FACTIVE, a novel quinolone antibiotic, in North America, France, Germany, the United Kingdom, Luxembourg, Ireland, Italy, Spain, Portugal, Belgium, the Netherlands, Austria, Greece, Sweden, Denmark, Finland, Norway, Iceland, Switzerland, Andorra, Monaco, San Marino and Vatican City. The term of the agreement coincides with the compound’s patent life which currently expires in 2015. The patent could be extended for an additional two years pursuant to Genesoft’s request for an extension related to the regulatory process. The product was approved for sale in the United States in April 2003 for the treatment of acute bacterial exacerbation of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. The arrangement with LG Life Sciences included up-front fees, milestone payments and royalties on sales. In addition, Genesoft issued LG Life Sciences common stock equivalent to 14% of the equity in Genesoft on a fully diluted basis as of the time of FDA approval. The bulk product will be manufactured by LG Life Sciences. Genesoft will purchase its requirements for the final drug product from LG Life Sciences for 2004, which final drug product will be tableted and packaged for LG Life Sciences by SB Pharmco at its manufacturing facility in Puerto Rico. This arrangement with SB Pharmco is expected to conclude by the end of 2004. Genesoft is in discussions with a new secondary manufacturer to assume these responsibilities for subsequent periods.

The successful commercialization of FACTIVE is subject to many risks and uncertainties, including an inability to successfully market the product due to competition from other competing drugs, inability to recruit and retain a successful sales management team and sales force, and the inability to raise the financial resources required to launch the drug. A failure to successfully commercialize FACTIVE would have a significant negative impact on Genesoft’s operations, financial position and liquidity.

Metalloenzyme Inhibitors (MEI), including PDF Inhibitors

Genesoft’s ongoing clinical trials and other research activities related to Genesoft’s MEI program comprised 23% of Genesoft’s total research and development expenditures for fiscal 2002 (including $5 million in in-license and milestone fees paid in August and October 2002 to British Biotech Pharmaceuticals Ltd. (now Vernalis)), 29% of total research and development expenditures for the nine month period ended September 30, 2002 and 25% of total research and development expenditures for the nine month period ended September 30, 2003.

In August 2002, Genesoft entered into a three-year joint collaboration with Vernalis to co-develop GSQ-83698, a novel PDF inhibitor which, based on human pharmacokinetic and tolerability information, may have potential to treat patients hospitalized with community-acquired pneumonia, or CAP. In addition, Genesoft commenced an optimization research project to deliver second-generation oral peptide deformylase development candidates for the treatment of respiratory tract infections, or RTI. In September 2003, Genesoft assumed full responsibility for the MEI program, including some additional limited research assets such as three novel metalloenzyme bacterial targets. The transfer of remaining Vernalis assets to Genesoft related to this program is nearly complete. Genesoft’s license agreement with Vernalis provides Genesoft with exclusive rights to develop and market GSQ-83698 and any molecules that are developed from the oral PDF inhibitor program. Genesoft is obligated to pay a royalty on product sales and to make other milestone payments.

Rather than devote additional resources to the clinical development of GSQ-83698, Genesoft has chosen to focus on the optimization of second-generation orally available PDF compounds. Although GSQ-83698 has exhibited good in vitro activity against many of the important respiratory tract pathogens, it has limited activity against H. influenzae. The second-generation PDF compounds have demonstrated improved properties, including good activity against H. influenzae. With continued success, Genesoft anticipates selecting a development candidate and initiating IND-enabling studies.

The successful commercialization of the PDF inhibitor molecules is subject to many risks and uncertainties, including Genesoft’s inability to realize the potential of Genesoft’s initial discoveries due to scientific failures or lack of skilled personnel. In addition, Genesoft’s success in achieving its goals depends, for example, upon whether Genesoft’s compounds warrant clinical development, whether any such compounds demonstrate the required safety and efficacy in clinical trials in order to support a regulatory approval and whether Genesoft is able to successfully manufacture and commercialize the product. As a result of these many risks and uncertainties, Genesoft cannot predict when material cash inflows from Genesoft’s MEI inhibitor project will commence, if ever. A failure to successfully commercialize Genesoft’s PDF inhibitor compounds would have a significant negative impact on Genesoft’s operations, financial position and liquidity.

Department of Defense Collaboration

A second major research and development project of Genesoft’s is the fulfillment of Genesoft’s research obligations related to Genesoft’s contract with the U.S. Department of Defense and related agencies.

The research and development expense to support this program was 34% of total research and development expenses in fiscal 2001, 18% of total research and development expenses in fiscal 2002, 27% of total research and development expenses for the nine months ended September 30, 2002 and 26% of total research and development expenses for the nine months ended September 30, 2003. Research and development expense to support this alliance was 29% of the total research and development expense from January 1, 1999 through September 30, 2003.

Genesoft has had substantial funding since 1999 from agencies within the U.S. Department of Defense to develop oral, small molecule treatments for bio-warfare threats, including smallpox, anthrax and malaria. In research, Genesoft has shown its compounds to be efficacious in vitro against smallpox, anthrax and malaria and in vivo against cowpox, anthrax and malaria.

In December 1998, Genesoft received a three-year, $12.3 million grant in the aggregate from DARPA to conduct research on the regulation of pathogen gene expression and to endeavor to develop oral therapeutics against bio-warfare threat agents, including anthrax, smallpox and malaria. This grant ended in June 2002. In November 2002, Genesoft entered into a $3.0 million contract with DARPA to continue the same research. This contract was amended in April 2003 to include the U.S. Army as a party and to provide for an additional $5.5 million to fund the research through early 2004. Genesoft is subject to the risk that this contract may be terminated prior to its specified expiration date or that the contract may not be renewed further.

Genesoft’s ability to obtain the goals for this collaboration is subject to numerous risks, including Genesoft’s inability to realize the potential of Genesoft’s initial discoveries due to scientific failures or lack of skilled personnel. In addition, Genesoft’s success in achieving its goals depends, for example, upon whether Genesoft’s compounds warrant clinical development, whether any such compounds demonstrate the required safety and efficacy in clinical trials in order to support a regulatory approval and whether Genesoft is able to successfully manufacture and commercialize the product. Due to these uncertainties, Genesoft cannot be certain if Genesoft will obtain additional funding under this program. A failure to obtain additional funding and to advance Genesoft’s program towards product approvals would have a significant negative impact on Genesoft’s operations, financial position and liquidity.

Internally Funded Research Program

Genesoft conducts its own internally funded program which stems from technology that was licensed from California Institute of Technology, or CIT, called DNA-Nanobinder technology. The use of compounds generated from this technology has been explored in various therapeutic areas. However, a number of technical hurdles associated with the early development of this technology, including limited cellular uptake, binding specificity, and building block stability has slowed progress in some of the therapy areas. Genesoft’s current focus has been to use the DNA-Nanobinder compounds in the discovery and research of potential drug candidates in the anti-infective area. In June 2002, Genesoft entered into a contract with Dow Pharmaceuticals for the development of a topical antibacterial to treat skin infections such as infected diabetic foot ulcers and secondarily infected traumatic lesions. Under this collaboration, a topical DNA-Nanobinder preparation was investigated. This program is currently on hold for financial reasons.

These research efforts represented 66% of total research and development expenditures in fiscal 2001, 31% of expenditures in fiscal 2002, 41% of expenditures during the nine month period ended September 30, 2002 and 36% of expenditures during the nine month period ended September 30, 2003. These efforts comprised 47% of the total research and development expense from inception in August 1997 through September 30, 2003.

Genesoft’s ability to obtain its goals for its internally funded research program is subject to numerous risks, including Genesoft’s inability to make new discoveries due to scientific failures or lack of skilled personnel. Even if Genesoft succeeds in identifying novel lead series, Genesoft may not be successful in developing these discoveries further due to lack of resources and skilled personnel and the inability to find a strategic partner in an increasingly competitive environment for strategic alliances. Due to all of these uncertainties, Genesoft can provide no assurance that Genesoft will ever receive any material cash inflows from this program.

Going Concern

Genesoft has generated negative cash flows from operations since inception and has minimal capital resources at December 31, 2002. Genesoft has been able to fund its cash needs to date through the sale of its preferred and common stock and debt financings. The ability of Genesoft to manage its operating expenses to a level that can be financed by existing cash flows and its ability to obtain additional funding is therefore critical to Genesoft’s ability to continue operating as a going concern. These conditions raise substantial doubt about Genesoft’s ability to continue as a going concern. Genesoft’s management intends to merge Genesoft with Genome (See Note 12 to its financial statements included elsewhere in this current report on Form 8-K) and obtain additional financing or enter into collaborative arrangements. The outcome of management’s intentions is not presently determinable. As such, no adjustments have been made that might result from this situation.

Genesoft’s continuation as a going concern is primarily dependent upon its ability to merge or obtain alternative sources of capital. In the event Genesoft is unable to secure alternative financing sources, it is likely that any of the following alternatives will be pursued: (1) pursue a co-promotion collaboration; or (2) pursue other available protective remedies.

Critical Accounting Policies & Estimates

Genesoft’s management discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Genesoft to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, Genesoft evaluates its estimates and judgments. Genesoft bases its estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While Genesoft’s significant accounting policies are more fully described in Note 1 to its financial statements included elsewhere in this current report on Form 8-K, Genesoft believes that the following accounting policies relating to the fair value of common stock, the impairment of assets, revenue recognition and stock compensation are most critical to a full understanding and evaluation of its reported financial results.

Fair Value of Common Stock

Genesoft has issued various equity instruments including common stock, warrants and options as part of the various transactions it has entered into including those related to the FACTIVE license agreement with LG Life Sciences, the license agreement with Vernalis and option grants to consultants and employees. Genesoft must make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods related to the valuation of equity instruments issued in these transactions. Genesoft utilizes third party valuation experts and industry accepted valuation models to estimate the fair market value of these equity instruments; however, the methods utilized by these various valuation methodologies require the use of estimates and assumptions. On an ongoing basis, Genesoft evaluates its estimates and judgments.

Impairment of Assets

Genesoft is required to make judgments about the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying value of these assets may be impaired or not recoverable. In order to make such judgments, Genesoft is required to make assumptions about the value of these assets in the future including future prospects for earnings and cash flows. If impairment is indicated, Genesoft writes those assets down to their fair value that is generally determined based on discounted cash flows. Judgments and assumptions about the future are complex, subjective and can be affected by a variety of factors including industry and economic trends, Genesoft’s market position and the competitive environment of the businesses in which Genesoft operates.

Revenue Recognition

Grant revenue is recognized as the costs stipulated under the grant contracts are incurred.

Stock Compensation

Genesoft accounts for employee stock options using the intrinsic-value method in accordance with Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, Financial Accounting Standards Board, or FASB, Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB No. 25, and related interpretations and have adopted the disclosure-only provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, Accounting for Stock-Based Compensation, or SFAS No. 123.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Genesoft has elected to continue to follow the intrinsic value method of accounting as prescribed by APB No. 25. The information regarding net loss as required by SFAS No. 123, presented in Note 1 to its financial statements, has been determined as if Genesoft had accounted for its employee stock options under the fair value method of that statement. The resulting effect on net loss pursuant to SFAS No. 123 is not likely to be representative of the effects on net loss pursuant to SFAS No. 123 in future years, since future years are likely to include additional grants and the irregular impact of future years’ vesting.

Results of Operations

Nine Months Ended September 30, 2002 and September 30, 2003

Genesoft’s total revenues increased to $3.1 million for the nine months ended September 30, 2003 compared with no revenue for the period ended September 30, 2002. In November 2002, DARPA awarded Genesoft a new four month contract for $3 million. This was increased by $5.5 million for 12 months in April 2003. Genesoft believes that revenues from DARPA will remain relatively stable, if the contract is renewed in April 2004. Genesoft also believes that it will recognize product revenues as a result of its first product launch (FACTIVE) currently projected for September 2004.

Research and development expenses decreased $5.6 million (39%) to $8.9 million for the nine month period ended September 30, 2003 compared to $14.5 million for the nine month period ended September 30, 2002. The decrease was primarily due to a decrease of $1.3 million (51%) in salary expense to scientific management and staff due to reduction in staffing levels in order to control expenditures (which primarily impacted the MEI inhibitor program), a decrease of $2.0 million (45%) in facility related allocation due to the reduction in scientific headcount and a decrease of approximately $470,000 (24%) in consultants used in the internal programs. Additionally, in August 2002, Genesoft paid Vernalis $4 million in technology license fees. There was no comparable payment to Vernalis in 2003. The decrease was partially offset by an increase in research and development expenses due to increased regulatory related fees for FACTIVE of $1.0 million and a payable of $775,000 in research costs to Vernalis to reconcile program costs and FTE requirements per the contract. Genesoft believes that R&D expenses will remain relatively stable or be reduced as Genesoft tries to partner its MEI inhibitor program.

Marketing expenses increased to $2.1 million for the nine month period ended September 30, 2003 compared to no expenses in the period ended September 30, 2002. Genesoft licensed FACTIVE in October 2002, and started its marketing efforts when the product was approved in April 2003. Marketing expenses will continue to increase as Genesoft incurs expenses for the launch of FACTIVE in September 2004.

General and administrative expenses increased by $1.6 million (44%) to $5.2 million for the nine months ended September 30, 2003 compared to $3.6 million for the nine months ended September 30, 2002. The increase in general and administrative expense was primarily due to an increase of $1.5 million (136%) in facility related allocation due to the change in ratio of scientific to general and administrative staff and an increase of approximately $224,000 (26%) in travel and legal services due to increased activity in seeking alliances and potential strategic transactions. These increases were somewhat offset by a decrease in consulting expenses of approximately $319,000 (45%) as a result of reduced expenditures in the areas of business development and human resources. General and administrative expenses should remain relatively stable or be reduced as Genesoft continues to control its expenditures in this area.

Other income decreased by approximately $262,000 (82%) to $59,000 for the nine months ended September 30, 2003 compared to $321,000 for the nine months ended September 30, 2002. The decrease was as a result of lower interest income as a result of lower average cash balances for the period ended December 31, 2002 and lower interest rates earned on invested cash balances in that period. Other income should increase as Genesoft raises more funds through financings resulting in higher cash balances earning interest.

Other expense increased by $6.2 million (1170%) to $6.7 million for the nine months ended September 30, 2003 compared to approximately $530,000 for the nine months ended September 30, 2002. The increase was a result of the interest on the bridge loans which were entered into in December 2002 and April 2003. Interest expense accrued on the bridge loans was $5.5 million through September 30, 2003. Other expense should decrease as Genesoft either pays off or converts its loans in the upcoming months. This decrease is subject to the completion of the merger as planned.

Twelve Months Ended December 31, 2002 compared with Twelve Months Ended December 31, 2001

Genesoft’s total revenues increased by $3.3 million (157%) to $5.4 million for the twelve months ended December 31, 2002 compared to $2.1 million for the comparable period ended December 31, 2001. This increase was due to additional funding from DARPA. In September 2002, DARPA awarded Genesoft additional grant funds of $3.5 million. Additionally, a new four month contract for $3 million was awarded in November 2002.

Research and development expenses increased by $10.1 million (62%) to $26.3 million for the twelve months ended December 31, 2002 compared to $16.2 million for twelve months ended December 31, 2001. The increase in research and development expenses was primarily due to $5 million in technology licensing and milestone fees paid to Vernalis for access to the Metalloenzyme Inhibitor technology platform; a $5.5 million license fee paid to LG Life Sciences for rights to FACTIVE, a quinolone antibiotic; increased lab supply and contract service expenses of approximately $741,000 (26%) due to toxicology and other analytical expenses related to the DARPA contract. These expenses were somewhat offset by a decrease of approximately $369,000 (10%) in salary expense to scientific management and staff due to reduction in staffing levels in order to control expenditures, which primarily impacted the internal DNA-Nanobinder related programs, as well as a reduction in rent and related facility expense of $1.5million (23%) as a result of subleasing additional space in its facility to a subtenant.

General and administrative expenses decreased by approximately $286,000 (6%) to $4.5 million for the twelve months ended December 31, 2002 compared to $4.8 million for the twelve months ended December 31, 2001. The decrease in general and administrative expenses was primarily due to approximately $233,000 (14%) decrease in administrative salaries and relocation expenses due to reduction in staffing levels and one time relocation charges in 2001 and a decrease of approximately $432,000 (28%) due to subleasing additional space in its facility. This was somewhat offset by an increase of approximately $333,000 (29%) in professional service fees such as legal and consulting fees due to increased activities in business development and human resources related to the licensing of FACTIVE from LG Life Sciences and analyzing other licensing and collaborative opportunities.

Other income decreased by approximately $688,000 (55%) to $564,000 in the twelve months ended December 31, 2002 compared to $1.3 million for the twelve months ended December 31, 2001. The decrease was due to lower interest income resulting from lower cash balances for the period ended December 31, 2002 and lower interest rates earned on invested cash balances.

Other expense increased by approximately $152,000 (27%) to $710,000 in the twelve months ended December 31, 2002 compared to approximately $558,000 for the twelve months ended December 31, 2001. The increase was primarily due to a full year of interest expense on Genesoft’s equipment financing . In 2001, the first installment of $3.7 million was drawn in June 2001, followed by the second draw in August 2001 of approximately $512,000 and the last draw of approximately $ 464,000 in October 2001.

Twelve Months Ended December 31, 2001 compared with Twelve Months Ended December 31, 2000

Genesoft’s total revenues decreased by $2.1 million (51%) to $2.1 million for the twelve months ended December 31, 2001 compared to $4.2 million for the comparable period ended December 31, 2000. This decrease was due to decreased funding from DARPA. Funds from the DARPA grant were depleted by May 2001 whereas in the comparable period ended December 31, 2000 Genesoft was fully funded for twelve months.

Research and development expenses increased by $4.8 million (42%) to $16.2 million in the twelve months ended December 31, 2001, from $11.4 million for the twelve months ended December 31, 2000. The increase in research and development expenses was primarily due to an increase of $1.3 million (54%) in salaries for scientific management and staff due to increased headcount primarily to support the DNA-Nanobinder antibacterial and mammalian programs, an increase of approximately $618,000 (42%) in professional service fees related to consultants used in the DNA-Nanobinder antibacterial and mammalian programs, an increase of $4.4 million (197%) in facility related expenses comprised primarily of an increase in rent expense due to the move to a new, larger facility and associated expenses, including depreciation expense due to the depreciation commencing on leasehold improvements related to the new facility, and other facility-related expenses such as utilities, repairs and maintenance, and office-related expenses. These expenses were somewhat offset by decreased lab supply and outside contract services expenses of $1.0 million (25%) as toxicology and scale up synthesis related to the DNA-Nanobinder antibacterial program were completed in the prior year.

General and administrative expenses increased $3.0 million (164%) to $4.8 million in the twelve months ended December 31, 2001, from $1.8 million for the twelve months ended December 31, 2000. The increase in general and administrative expenses was primarily due to approximately $857,000 (138%) increase in administrative salaries and relocation expenses due to increased headcount to build Genesoft’s infrastructure; an increase of approximately $446,000 (162%) in professional service fees for consulting in the areas of business development and human resources; an increase of $1.2 million (367%) comprised primarily of an increase in rent expense due to the move to a new larger facility and associated expenses, including depreciation expense due to the depreciation on leasehold improvements for the new facility, and other facility-related expenses such as utilities, repairs and maintenance, and office-related expenses.

Other income increased approximately $20,000 (2%) to $1.25 million in the twelve months ended December 31, 2001 compared to $1.23 million for the twelve months ended December 31, 2000. This was primarily a result of interest income being stable between years as the cash balances and interest rates were relatively unchanged during the two years.

Other expense increased approximately $504,000 (927%) to $558,000 in the twelve months ended December 31, 2001 from approximately $54,000 for the twelve months ended December 31, 2000. The increase was primarily due to an increase in interest expense as a result of equipment and leasehold related financing transactions in 2001.

Income Taxes

At December 31, 2002, Genesoft had net operating loss carry-forwards for federal income taxes of $10.0 million. If not utilized, federal net operating loss carry-forwards will begin to expire in 2007. Genesoft’s utilization of the net operating loss and tax credit carry-forwards may be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code, and similar state provisions, as a result of changes in its ownership structure. The annual limitations may result in the expiration of net operating losses and credits prior to utilization.

At December 31, 2001 and 2002, Genesoft had deferred tax assets representing the benefit of net operating loss carryforwards and certain start-up costs capitalized for tax purposes. Genesoft did not record a benefit for the deferred tax assets because realization of the benefit was uncertain and, accordingly, a valuation allowance is provided to offset the deferred tax assets.

Liquidity and Capital Resources

Genesoft’s primary sources of cash have been through government grants and contracts, borrowings under equipment lending facilities and proceeds from the sale of equity and debt securities.

As of September 30, 2003, Genesoft had cash, cash equivalents and short-term and long-term marketable securities of approximately $7,826,000, of which $3,697,000 was restricted.

In June of 2000 and August of 2001, Genesoft completed private placements of its series C and series D convertible preferred stock, respectively. The series C involved the issuance of 4,890,000 shares at $5.00 per share raising $24,405,000 in net proceeds. The series D involved the issuance of 5,450,000 shares at $4.00 per share raising $20,650,000 in net proceeds. Each share of preferred stock was convertible, at the option of the holder, into one share of common stock. In December 2002, in connection with Genesoft’s raising of funds from a bridge loan (see further discussion below), all convertible preferred stock was converted to common stock.

Genesoft’s operating activities used cash of approximately $6,992,000, $16,647,000 , $22,006,000, $16,153,000 and $13,342,000 for the years ended December 31, 2000, 2001 and 2002 and the nine months ended September 30, 2002 and 2003, respectively. Cash used in Genesoft’s operating activities for the fiscal year ended 2000 was primarily due to its net loss and increases in accounts receivable and prepaid expenses. These uses of cash were partially offset by increases in accounts payable, other assets, accrued bonus and other accrued liabilities as well as non-cash expenses, such as, depreciation and amortization, interest expense and accounting charges for stock issuances to consultants. Cash used in Genesoft’s operating activities for the fiscal year ended 2001 was primarily due to its net loss and decreases in accounts payable, accrued patent expenses and accrued leasehold improvements. These uses of cash were partially offset by decreases in accounts receivable, other assets, accrued bonus and other accrued liabilities, increases in deferred rent payable as well as non-cash expenses, such as, depreciation and amortization, interest expense and accounting charges for stock issuances to consultants. Cash used in Genesoft’s operating activities for the fiscal year ended 2002 was primarily due to its net loss and increases in accounts receivable and other assets. These uses of cash were partially offset by increases in accounts payable, other accrued liabilities, deferred rent payable and decreases in prepaid expenses as well as non-cash expenses, such as, depreciation and amortization, interest expense and accounting charges for stock issuances to consultants and collaborators. Additionally, Genesoft realized gains on its short-term investments as well as disposal of equipment. Cash used in its operating activities for the nine months ended September 30, 2002 was primarily due to its net loss and increases in accounts receivable, other assets and decreases in its accounts payable. These uses of cash were partially offset by increases in other accrued liabilities, deferred rent payable and decreases in prepaid expenses as well as non-cash expenses, such as, depreciation and amortization, interest expense. Additionally, Genesoft realized gains on its short-term investments as well as disposal of equipment. Cash used in Genesoft’s operating activities for the nine months ended September 30, 2003 was primarily due to its net loss and increases in accounts receivable and decreases in its accounts payable. These uses of cash were partially offset by increases in bridge loans, other accrued liabilities, deferred rent payable and decreases in prepaid expenses and other assets as well as non-cash expenses, such as, depreciation and amortization, interest expense and stock issued to consultants and collaborators. Additionally, Genesoft realized gains on its short-term investments.

Genesoft’s investing activities (used)/provided cash of approximately ($12,946,000), ($15,905,000), $16,320,000, $14,614,000 and $369,000 for the years ended December 31, 2000, 2001, 2002 and the nine months ended September 30, 2002 and 2003, respectively. Cash used by Genesoft’s investing activities for fiscal year 2000 was primarily due to purchases of marketable securities and property and equipment and the issuance of a standby letter of credit to its landlord for the building deposit, which is secured by a restricted cash account. Cash used by Genesoft’s investing activities for fiscal year 2001 was primarily due to purchases of marketable securities and property and equipment. The uses were partially offset by the conversion of marketable securities to cash and cash equivalents. Cash provided by Genesoft’s investing activities for the fiscal year 2002, was primarily through the conversion of marketable securities to cash and cash equivalents, proceeds received from the sale of property and equipment. These uses were partially offset by the purchases of marketable securities and property and equipment. Cash provided by Genesoft’s investing activities for the nine months ended September 30 and September 30, 2002, respectively, was primarily through the conversion of marketable securities to cash and cash equivalents, proceeds received from the sale of property and equipment. These uses were partially offset by the purchases of marketable securities and property and equipment. Cash provided by Genesoft’s investing activities for the nine months ended September 30, 2003, was primarily through the conversion of marketable securities to cash and cash equivalents. These uses were partially offset by the purchases of marketable securities and property and equipment.

Capital expenditures totaled $2,386,000, $12,174,000, $209,000, $151,000 and $7,000 for the years ended December 31, 2000, 2001, 2002 and the nine months ended September 30, 2002 and 2003, respectively, consisting primarily of the investment in leasehold improvements and purchases of laboratory and computer equipment. Genesoft currently estimates that it will not acquire any new equipment or make additions to leasehold improvements prior to the consummation of the proposed merger with Genome. Genesoft’s capital expenditures will mainly result from the replacement of any defective equipment.

Genesoft’s financing activities provided cash of approximately $26,206,000, $24,016,000, $3,435,000 and $15,222,000 for the years ended December 31, 2000, 2001, 2002 and the nine months ended September 30, 2003, respectively. For the nine months ended September 30, 2002, Genesoft’s financing activities used cash of $1,427,000. For the fiscal year ended 2000, Genesoft’s cash was provided primarily from proceeds received from the sale of convertible preferred stock totaling $24.4 million in net proceeds, proceeds received from entering into an additional loan agreement for $1.9 million, as well as proceeds received from issuances of stock from employee early exercise of options through its employee option plan. These proceeds from financing activities were partially offset by payments of obligations of $323,000 and the repurchase of unvested stock from terminated employees. For the fiscal year ended 2001, Genesoft’s cash was provided primarily from proceeds received from the sale of convertible preferred stock totaling $20.6 million in net proceeds, proceeds received from entering into an additional loan agreement for $4.7 million, as well as proceeds received from issuances of stock from employee early exercise of options through the employee option plan. These proceeds from financing activities were partially offset by payments of obligations of $1,279,000 and the repurchase of unvested stock from terminated employees. For the fiscal year ended 2002, Genesoft’s cash was provided primarily from proceeds received from entering into a bridge loan and additional loan agreements for $6.5 million, as well as proceeds received from issuances of stock from employee early exercise of options through the employee option plan. These proceeds from financing activities were partially offset by payments of obligations of $3,032,000 and the repurchase of unvested stock from terminated employees. For the nine months ended September 30, 2002, Genesoft’s cash was used by payments of obligations of $1,409,000 and the repurchase of unvested stock from terminated employees. The use was partially offset by issuances of stock from the employee early exercise of options through the employee option plan. For the nine months ended September 30, 2003, Genesoft’s cash was provided primarily from proceeds received from entering into a bridge loan for $18.8 million as well as proceeds received from the issuances of stock from employee early exercise of options through the employee option plan. These proceeds from financing activities were partially offset by payments of obligations of $3,625,000 and the repurchase of unvested stock from terminated employees.

Contractual obligations

In December of 2002 and April of 2003, Genesoft entered into convertible bridge loan agreements with various existing and new investors in the aggregate principal amount of $22,300,000. The December bridge loan was in the original principal amount of approximately $5 million, had an interest rate of 6% per annum, carries a liquidation preference of $7.5 million and required the conversion of all existing Genesoft preferred stock to common stock. The April bridge loan was in the original principal amount of approximately $17.3 million and had an initial interest rate of 17% per annum which increased to 4% per month on August 15, 2003 since the loan was not repaid by that date. The December bridge loan is convertible, at the option of the holders, into common stock of Genesoft upon the closing of a financing transaction at the price per share paid in that financing transaction. The April bridge loan is convertible, at the option of the holders, into common stock of Genesoft at any time after December 15, 2003 at a price of $5.00 per share. In connection with the signing of the merger agreement with Genome, the December and April bridge loans were amended to provide that interest would accrue on the loans at a rate of 5% per annum from and after December 10, 2003, in the case of the December bridge loans, and from and after December 15, 2003, in the case of the April bridge loans. The maturity date of the December bridge loans was amended to be the later of December 10, 2005 and 60 days following the termination or expiration of the merger agreement. The maturity date of the April bridge loans was amended to be the later of December 15, 2005 and 60 days following the termination or expiration of the merger agreement. Upon the closing of the merger, the December and April bridge loans will be exchanged for convertible promissory notes of Genome. See the section entitled “The Merger and Related Transactions—Other Material Agreements Relating to the Merger—Note Amendment and Exchange Agreement” in the joint proxy statement/prospectus on Form S-4/A (file no. 333-111171) for more detail.

In connection with the December and April bridge loans, Genesoft issued warrants to purchase 5,000,678 of its shares of common stock at an exercise price of $0.01 per share and 360,593 of its common stock at an exercise price of $12 per share. These warrants and the conversion feature on the bridge loans were valued, using the Black-Scholes option pricing model, at $1.2 million which is being amortized to interest expense over the term of the notes.

Genesoft has two loan agreements under which it has financed the purchase of office and laboratory equipment and leasehold improvements. Genesoft has borrowed approximately $6,600,000 in the aggregate from financial institutions, of which approximately $1,889,000 remains outstanding at September 30, 2003. This amount is repayable over the next 15 months, with $1,518,000 repayable over the next 12 months. At the closing of the merger with Genome, the combined company will be required to pay off one of these loans under which $1,019,306 is currently outstanding. In connection with these financing arrangements, Genesoft issued warrants to purchase 40,702 shares of common stock at an exercise price of $13.47 per share. These warrants were valued, using the Black-Scholes option pricing model, at $408,000 which is being amortized to interest expense over the term of the agreement.

In December 2002, Genesoft issued a promissory note to LG Life Sciences for $3,000,000 which represented the balance due on the up-front in-license fee of $5,500,000. The note, which had a maturity date of April 29, 2003, was unsecured and had an interest rate of 10% per annum compounded quarterly. In December 2002, Genesoft prepaid $125,000 of the outstanding balance and in April 2003 Genesoft paid back the entire remaining amount due under the note.

The future minimum payments under the operating leases (gross) and financing arrangements, by year, are as follows:

	Operating Leases	Notes Payable and Bridge Loan
Three months ending December 31, 2003	$533,925	$24,714,412
Year ending December 31,
2004	2,198,940	1,714,354
2005	4,075,654	5,918,301
2006	4,218,296	—
2007	4,365,944	—
Thereafter	13,384,023	—

	$28,776,782	32,347,067

Less interest		(6,897,842)
Less discount		(731,631)

		24,717,595
Less current portion		(19,689,234)

Long-term portion		$5,028,361

Genesoft plans to continue to invest in the launch of FACTIVE as well as its internal research programs, primarily the MEI inhibitors. Pursuant to its partnership with LG Life Sciences, upon delivery of the first shipment of FACTIVE, which is anticipated to occur prior to the end of first quarter of 2004, Genesoft will be obligated to make a $2.5 million milestone payment to LG Life Sciences as well as a payment of $4.8 million for the purchase of the drug inventory. Upon the closing of the merger, the combined company will be obligated to make an $8 million milestone payment to LG Life Sciences.

On November 17, 2003, Genome loaned to Genesoft $6.2 million in connection with the signing of the merger. This loan, along with Genesoft’s existing capital resources are expected to fund Genesoft’s operations through the closing of the merger. If, however, the closing of the merger is delayed or if Genesoft’s liabilities increase, there can be no assurance that these funds will be sufficient. For further detail on the terms of this loan, see the section entitled “The Merger and Related Transactions—Other Material Agreements Relating to the Merger—Bridge Loan” in the joint proxy statement/prospectus on Form S-4/A (file no. 333-111171).

In the future, Genesoft, as part of the combined company following the merger, will need to raise additional capital in order to continue to fund its programs. Additional financing may not be available when needed or, if available, it may not be on terms acceptable to the combined company. Any additional capital that the combined company raises by issuing equity or convertible debt securities will dilute the ownership of existing stockholders of Genesoft in the combined company.

Quantitative and Qualitative Disclosures about Market Risk

The primary objective of Genesosft’s investment activities is to preserve its capital for the purpose of funding operations while at the same time maximizing the income Genesoft receives from its investments without significantly increasing risk. To achieve these objectives, Genesoft’s investment policy allows it to maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds and corporate debt securities. Genesoft’s cash and cash equivalents through September 30, 2003 included liquid money market accounts. Genesoft’s short-term investments included readily marketable debt securities. Due to the short-term nature of these instruments, a 1% movement in market interest rates would not have a significant impact on the total value of Genesoft’s portfolio as of September 30, 2003.

The following is information regarding the company following the merger and information regarding ownership of Genesoft.

MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

Directors

The board of the combined company will consist of Luke Evnin, Robert J. Hennessey, Vernon R. Loucks, Jr., Steven Rauscher, William S. Reardon, Norbert G. Riedel, William Rutter, David B. Singer and David K. Stone. David B. Singer will serve as Chairman of the board of directors.

Committees of the Board of Directors

The board of directors will have an audit committee and a stock option and compensation committee, each consisting of at least three independent directors, and a nominating committee, consisting of two independent directors. Each committee will perform the functions traditionally performed by such committee.

Compensation of Directors

Directors of the combined company will be subject to the existing compensation structure for Genome’s current directors. Each non-employee director of the combined company will receive his annual retainer, currently set at $10,000, for the fiscal year, and a non-employee chairman of each sub-committee will also receive an additional retainer, currently set at $4,000, for the fiscal year, each in the form of a stock option grant that provides the right to purchase share of Genome common stock at a 70% discount to the fair market value. These grants will vest quarterly over a year from the date of grant. The grant size (number of options) will be determined by dividing the annual retainer fee by 70% of the fair market value of the Genome common stock on the date of grant. In addition, upon their initial election to the board, non-employee directors will also be granted options to receive an aggregate 17,000 shares of Genome common stock that will vest equally over three years with an exercise price equal to the fair market value at date of grant. As a long term incentive in connection with their re-election to the board, directors will, upon their re-election to the board, also be granted options to receive an aggregate of 8,500 shares of Genome common stock that will vest equally over three years with an exercise price equal to the fair market value at date of grant. Upon a change of control if, within two years following the change of control, a director is either not nominated to serve as a director or is not elected by the shareholders to serve as a director, all of such director’s unvested options will become exercisable upon such director ceasing to be a director of Genome and all of the director’s options will remain exercisable until the earlier of two years from the date such director ceases to be a director of Genome and the final exercise date of the option. In addition, each director will have the option to receive all of his board meeting fees and sub-committee fees, currently set at $2,000 and $1,250, respectively, per meeting, in the form of cash or a stock option grant on the same terms described above for the annual retainer. Meeting fees will be reduced by fifty percent if the director attends a meeting via teleconference.

Management

The management of the combined company will consist of the following: Steven Rauscher as Chief Executive Officer and President, Stephen Cohen as Senior Vice President and Chief Financial Officer and Martin Williams as Senior Vice President of Corporate Development and Marketing.

GENESOFT MANAGEMENT

The following directors of Genesoft will become directors of Genome following the closing of the merger:

Name	Age	Position
David B. Singer	41	Chairman
Luke Evnin, Ph.D.	40	Director
Vernon R. Loucks, Jr.	69	Director
William Rutter, Ph.D.	76	Director

David B. Singer joined Genesoft as founding President and Chief Executive Officer in September of 1998. Mr. Singer previously served as founding President and Chief Executive Officer of both Affymetrix, Inc., a company focused on developing state-of-the-art technology for acquiring, analyzing and managing complex genetic information for use in biomedical research, and Corcept Therapeutics, Inc. Prior to Genesoft, Mr. Singer was Senior Vice President and Chief Financial Officer of Heartport, Inc. He is a member of the board of directors at Affymetrix (NASDAQ: AFFX), Corcept and Physician Dynamics, Inc. Mr. Singer received his B.A. in History from Yale College and his M.B.A. from The Graduate School of Business at Stanford University. He is a Henry Crown Fellow of the Aspen Institute and Sterling Fellow of Yale University.

Luke Evnin, Ph.D., is a Managing Director of MPM Asset Management LLC, a venture capital firm. Prior to joining MPM in 1998, Dr. Evnin was a general partner at Accel Partners, focusing on investing in a broad range of life sciences companies. From October 1998 to July 2002, Dr. Evnin served as a director of Sonic Innovations. Dr. Evnin received his A.B. degree from Princeton University and his Ph.D. in Molecular Biology from the University of California, San Francisco. Dr. Evnin also serves on the boards of several private companies.

Vernon R. Loucks, Jr. is the Chief Executive Officer of Segway LLC, a company providing solutions to short distance travel, since January 2003. Mr. Loucks served as Chairman of Baxter International Inc., and held the position of Chief Executive Officer from May 1980 to January 2000. He is a director of Affymetrix, Inc., Anheuser-Busch Companies, Inc., Capital and Limited (Singapore) and Emerson Electric Co. He is a member of The Business Council and is the former chairman and co-founder of the Healthcare Leadership Council. Mr. Loucks is a trustee of Rush-Presbyterian/St. Luke’s Medical Center in Chicago, and has served as a director of the Harvard Business School Board of Directors and as Senior Fellow of the Yale Corporation. Mr. Loucks holds a B.A. degree in History from Yale College and a M.B.A. from the Harvard Graduate School of Business Administration. He is a veteran of the U.S. Marine Corps. Mr. Loucks also serves on the board of a private equity firm.

William Rutter, Ph.D., is Professor Emeritus of Biochemistry at the University of California, San Francisco. Dr. Rutter is Chairman, Chief Executive Officer and principal shareholder of Synergenics LLC, a company that provides financial resources, facilities, financial, legal support and strategic advice to start-up biotech companies, since July 2002. Dr. Rutter was a founder of Chiron and served as the company’s Chief Executive Officer and Chairman of the Board. Dr. Rutter also was a consultant to Chiron from February 2000 until May 2002. He continues to serve as a Director of Chiron. Dr. Rutter services as a director of Ciba-Geigy, Ltd. and subsequently Novartis from 1995 until April 1999. From January 2000 to present, Dr. Rutter has served as a director of Sangamo Biosciences, Inc. From 1969 to 1982, Dr. Rutter was Chairman of the Department of Biochemistry and Biophysics at the University of California, San Francisco. Dr. Rutter received his B.A. from Harvard University and his Ph.D. from the University of Illinois. Dr. Rutter has received numerous awards for his scientific work and is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Rutter also serves on the boards of other privately-held biotechnology companies.

Interests of Directors and Executive Officers of Genome in the Merger

Genome’s stockholders should be aware that some Genome executive officers and directors may have interests in the merger that may be different from, or in addition to, their interests as stockholders of Genome in considering the recommendation of the Genome board of directors that Genome’s stockholders vote in favor of the proposals (i) to approve the issuance of a total of 28,571,405 shares of Genome common stock pursuant to the merger agreement and the issuance of shares of Genome common stock upon the potential conversion of the convertible notes of Genome, in an aggregate principal amount of $22,309,647, to be exchanged for Genesoft promissory notes in connection with the merger, (ii) to approve the Amendment to Genome’s Articles of Organization to increase the number of shares of Genome common stock the company is authorized to issue from 50,000,000 to 175,000,000 shares of common stock, and (iii) subject to approval of proposal (i) above, to authorize the Genome board of directors, in the three month period commencing with the date of the approval of this proposal, to issue up to 20,000,000 shares of Genome common stock in order to raise capital to finance the combined company, subject to the terms and conditions described in this joint proxy statement/prospectus.

Governance Structure and Management Positions

The merger agreement provides for the initial composition of the board of directors of the combined company and the executive officer positions for the combined company, and specified members of Genome’s existing board of directors and its executive officers will retain their positions in the combined company. See “Management of the Combined Company After the Merger.”

Severance and Other Arrangements

Genome has amended the employment agreements with Steven Rauscher, Stephen Cohen and Martin Williams, its executive officers.

As amended, the employment agreements with Messrs. Rauscher, Cohen and Williams provide that, in the event employment is terminated by Genome other than for cause, or by the executive for good reason, within twenty-four months following the consummation of the merger, then the executive will receive continuation of base salary and benefits coverage for 18 months, in the case of Mr. Rauscher, and 12 months, in the case of Messrs. Cohen and Williams. In such event, all of the executive’s unvested options and non-exercisable restricted shares will vest and become exercisable. All of the executive’s options will remain exercisable until the earlier of two years from the date of termination of the executive’s employment and the final exercise date of the option.

For purposes of the employment agreements, termination for “cause” means the executive’s termination by Genome as a result of executive’s (i) material failure to perform (other than by reason of disability), or material negligence in the performance of, the executive’s duties and responsibilities to Genome; (ii) material breach of the executive’s employment agreement or any other agreement between the executive and Genome; (iii) commission of a felony or other crime involving an act of moral turpitude; or (iv) material act of dishonesty or breach of trust resulting or intended to result, directly or indirectly, in a personal gain or enrichment at the expense of Genome.

For purposes of the employment agreements, an executive may terminate his employment with Genome for “good reason” following the occurrence, after the consummation of the merger, of any one or more of the following events without his consent: any change in the executive’s position with Genome that results in a material diminution in the executive’s position, authority or duties as such position, authority or duties existed immediately prior to the merger or Genome takes any action that would require the executive to have his principal place of work changed to any location outside a thirty-five mile radius of the City of Boston.

Genome has also amended the terms of the stock options granted to its directors. For those directors of Genome that will not be continuing as directors following the merger, all of such directors’ unvested options will become exercisable upon the consummation of the merger and all of his options will remain exercisable until the earlier of two years from the date of the closing of the merger and the final exercise date of the option. With respect to the non-employee directors of Genome that will continue to be directors following the merger, if, within two years following the merger, a director is either not nominated to serve as a director or is not elected by the shareholders to serve as a director, all of such director’s unvested options will become exercisable upon such director ceasing to be a director of Genome and all of the director’s options will remain exercisable until the earlier of two years from the date such director ceases to be a director of Genome and the final exercise date of the option.

Interests of Directors and Executive Officers of Genesoft in the Merger

In considering the recommendation of Genesoft’s board of directors that Genesoft’s stockholders vote in favor of approval of the merger agreement, Genesoft stockholders should be aware that some Genesoft executive officers and directors may have interests in the merger that may be different from, or in addition to, their interests as stockholders of Genesoft. Genesoft’s board of directors was aware of these interests during its deliberations on the merits of the merger and in making its recommendation to Genesoft’s stockholders that they vote for the merger.

Governance Structure and Management Positions

The merger agreement provides for the initial composition of the board of directors of the combined company and the executive officer positions for the combined company, and specified members of Genesoft’s board of directors will serve on the board of directors of the combined company. See “Management of the Combined Company After the Merger.”

Indemnification; Directors and Officers’ Insurance

Under the merger agreement, Genome has agreed to indemnify all directors and officers of Genesoft to the same extent such persons are indemnified by Genesoft prior to the merger for all acts or omissions occurring at or prior to the merger by such individuals in such capacities. Genome has also agreed to provide, for six years after the merger, directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the merger covering each person currently covered by the directors’ and officers’ liability insurance policy of Genesoft on terms and in amounts no less favorable than those of the policies of Genome, provided that Genome will not be required to pay an annual premium for the insurance in excess of approximately $54,000. Genome has agreed to maintain charter and by-law provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the charter and by-laws of Genesoft as in effect on the date the merger agreement was signed.

Severance and Other Arrangements

In January 2003, the board of directors of Genesoft approved a severance plan for, and the grant of options to, employees and officers of Genesoft in anticipation of a possible merger or other sale of Genesoft.

Under the terms of Mr. Singer’s agreements with Genesoft, he will be entitled to receive severance payments and to have the vesting of his options accelerated. Due to the fact that Mr. Singer will not be offered a position as an employee of the combined company following the merger, immediately prior to the merger, Genesoft will pay to Mr. Singer a cash severance payment equal to $472,500. In addition, upon consummation of the merger, options held by Mr. Singer to purchase a number of shares of Genesoft common stock ranging from approximately 531,000 to 709,000, depending upon the market value of Genome’s shares at the time of the closing, will become vested and exercisable.

Following the merger, in connection with Mr. Singer’s service as chairman of board of directors of Genome, Genome has agreed to provide Mr. Singer an office and the services of an assistant that is an employee of Genome until December 31, 2004.

Upon the closing of the merger, Gary Patou, the President of Genesoft, will become an employee of Genome through January 1, 2005 and serve as a consultant through January 1, 2006. Under the terms of Mr. Patou’s employment agreement, Dr. Patou is entitled to a salary at a rate of $315,000 per year. During his employment, Dr. Patou will also be entitled to continue to receive a housing allowance of $6,000 per month. While serving as a consultant to Genome, Dr. Patou has agreed to provide up to eight hours of consulting services per month and will be paid at a rate of $2,500 per day. If Dr. Patou continues as an employee of Genome through January 1, 2005, or if Genome terminates Dr. Patou’s employment without cause prior to January 1, 2005, Genome will pay to Dr. Patou a severance payment of $449,000, plus the forgiveness of a $315,000 loan. At such time, all of Dr. Patou’s Genesoft options then in effect would become vested and exercisable in full.

Amendment and Exchange of Genesoft Promissory Notes

As described more fully in Genome’s amended joint proxy statement/prospectus on Form S-4/A (file no. 333-111171), Mr. Singer, Mr. Rutter (including trusts and family members of Mr. Rutter) and certain investment funds affiliated with Dr. Evnin and MPM Capital Management each hold promissory notes of Genesoft, the principal amount of which will be converted into convertible promissory notes of Genome at the time of the merger. The interest and other amounts payable under the Genesoft notes will be converted into shares of Genome common stock at the time of the merger. Mr. Singer holds $100,000 of these Genesoft promissory notes, Mr. Rutter (including trusts and family members of Mr. Rutter) holds $1,300,000 of these Genesoft promissory notes and investment funds affiliated with Dr. Evnin and MPM Capital Management hold $5,750,000 of these Genesoft promissory notes. Each of Messrs. Singer, Rutter and Evnin are directors of Genesoft and are anticipated to serve as directors of Genome following the merger.

GENESOFT PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Genesoft common stock as of November 30, 2003 by:

•	each person known by Genesoft to own beneficially 5% or more of the Genesoft stock;

•	each director of Genesoft;

•	each executive officer of Genesoft; and

•	all of the directors and executive officers of Genesoft as a group.

The percentages shown are based on 12,378,931 shares of Genesoft common stock outstanding as of November 30, 2003. Unless otherwise indicated, the address for each stockholder is c/o GeneSoft Pharmaceuticals, Inc., 7300 Shoreline Court, South San Francisco, California 94080. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
David B. Singer	1,229,778	(1)	9.3%
Gary Patou	811,790	(2)	6.2%
Peter B. Dervan	618,096	(3)	5.0%
Vernon R. Loucks	195,938	(4)	1.6%
Luke B. Evnin	5,594,802	(5)	35.2%
William J. Rutter	818,095	(6)	6.4%
Edward M. Scolnick	17,812	(7)	0.1%
LG Life Sciences	2,856,368	(8)	23.1%
Entities affiliated with MPM Capital	5,594,802	(5)	35.2%
Novartis Forschungsttiftung	1,647,344	(9)	12.1%
SunAmerica Investments, Inc.	1,440,330	(10)	10.4%
Entities affiliated with Maverick Capital, Ltd.	1,728,393	(11)	12.3%
All directors and executive officers as a group (7 persons)	9,286,311	(12)	51.5%

(1)	Includes 14,250 shares of common stock held by the Singer-Kapp Family 2000 Trust and 200,000 shares of common stock held by the Singer-Kapp Long-Term Trust. Includes 826,965 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of options.
(2)	Includes 811,790 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of options.
(3)	The address of this stockholder is 1200 E. California Boulevard, MS 164-30, Pasadena, CA 91125.
(4)	The address of this stockholder is 1101 Skokie Boulevard, Suite 240, Northbrook, Illinois 60062.
(5)	Includes 1,779,496 shares of common stock held by BB BioVentures L.P.; 23,659 shares of common stock held by MPM Asset Management Investors 1998 LLC; and 254,372 shares of common stock held by MPM BioVentures Parallel Fund, L.P. Includes 2,477,964 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of warrants held by BB BioVentures, L.P.; 32,343 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of warrants held by MPM Asset Management Investors 1998 LLC; and 302,190 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of warrants held by MPM BioVentures Parallel Fund, L.P. Includes 706,340 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes held by BB BioVentures L.P.; 9,219 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes held by MPM Asset Management Investors 1998 LLC; and 86,139 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes held by MPM BioVentures Parallel Fund, L.P. Dr. Evnin has shared voting and dispositive power over shares held by BB BioVentures L.P., MGM Asset Management Investors 1998 LLC and MPM BioVentures Parallel Fund, L.P. The address of this stockholder is 601 Gateway Boulevard, Suite 360, South San Francisco, California 94080.
(6)	Includes 356,251 shares of common stock held by the William J. Rutter Revocable Trust U/A/D 4/11/02. Includes 310,416 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of warrants held by the William J. Rutter Revocable Trust U/A/D 4/11/02. Includes 133,616 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes held by the William J. Rutter Revocable Trust U/A/D 4/11/02. Includes 17,812 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of options. The address of this stockholder is One Market Street, Suite 1475, San Francisco, CA 94105.
(7)	Includes 17,812 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of options. The address of this stockholder is 770 Sunneytown Pike, WP26-25, West Point, Pennsylvania 19486.
(8)	The address of this stockholder is LG Twin Tower, 20, Yoido-dong, Youngdungpo-gu, Seoul, Korea.

(9)	Includes 1,020,833 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of warrants. Includes 267,232 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes. The address of this stockholder is WSJ-200.220, Lichstrasse 354056, Basel, Switzerland.
(10)	Includes 104,166 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of warrants. Includes 1,336,164 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes. The address of this stockholder is 1 SunAmerica Center, Los Angeles, California 90067.
(11)	Includes 76,437 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of warrants held by Maverick Fund LDC; 34,520 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of warrants held by Maverick Fund USA, Ltd; 14,041 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of warrants held by Maverick Fund II, Ltd. Includes 980,477 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes held by Maverick Fund LDC; 442,804 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes held by Maverick Fund, Ltd.; and 180,114 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes held by Maverick Fund II, Ltd. The address of this stockholder is 300 Crescent Court, Suite 1850, Dallas, TX 75201.
(12)	Includes 1,674,379 shares of common stock that may be acquired within 60 days of November 30, 2003 upon exercise of options. Includes 3,122,913 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of warrants. Includes 935,314 shares of common stock that may be acquired within 60 days of November 30, 2003 upon conversion of promissory notes.

Outstanding promissory notes of Genesoft totaling an aggregate principal amount of $22,309,647, which include the promissory notes referred to in the footnotes above, will be exchanged for convertible promissory notes of Genome at the closing of the merger. Such Genome convertible promissory notes will bear interest at 5% per annum and have a maturity date of five years from the closing date and will be convertible at any time at the option of the holder into shares of Genome common stock at a 10% premium to the average trading price of Genome common stock for the five trading days immediately preceding the date of the closing of the merger. For more information on this exchange, please refer to the section entitled “Note Amendment and Exchange Agreement” in the joint proxy statement/prospectus on Form S-4/A (file no. 333-111171). The shares issuable upon the conversion of such Genome convertible promissory notes are not included in the table above.

The following is unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of Genome and Genesoft, giving effect to the merger using the purchase method of accounting under accounting principles generally accepted in the United States and the assumptions and adjustments described below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to aid you in your analysis of the financial aspects of the merger, and do not purport to be indicative of the consolidated financial position and results of operations for future periods or the results that actually would have been realized had Genome and Genesoft been a consolidated company during the specified periods.

The unaudited pro forma condensed combined financial statements are based on the respective audited and unaudited historical consolidated financial statements and the notes thereto of Genome and Genesoft.

The pro forma adjustments were based upon available information and certain assumptions described in the notes to the unaudited pro forma condensed combined financial statements that Genome’s management believes are reasonable under the circumstances. The pro forma adjustments are based on the information available at the date of this current report on Form 8-K and a preliminary determination of the purchase price allocation and are subject to change based on completion of the transaction, and such changes may be material. The closing of the merger is contingent on Genome raising at least $32 million to finance the combined companies (unless waived by both parties). These unaudited pro forma condensed combined financial statements do not include any adjustment to record the expected proceeds from this offering or the dilutive effect of the issuance of shares related to this offering.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and notes thereto of Genome included in its Annual Report on Form 10-K for the year ended December 31, 2002, and its quarterly report on Form 10-Q for the nine months ended September 27, 2003, incorporated by reference in the joint proxy statement/prospectus on Form S-4, and the separate historical financial statements and notes thereto of Genesoft for the year ended December 31, 2002 and the nine months ended September 30, 2003 included in this current report on Form 8-K.

The unaudited pro forma condensed consolidated balance sheet is as of September 27, 2003 as it relates to Genome and is as of September 30, 2003 as it relates to Genesoft. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and for the nine months ended September 27, 2003 assume that the merger occurred as of January 1, 2002. For the interim period, Genome’s nine months ended September 27, 2003 was combined with Genesoft’s nine months ended September 30, 2003.

Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets to be acquired in connection with the merger, based on their estimated fair values. A preliminary valuation and purchase price allocation was conducted to determine the fair value of these assets at the transaction date. This preliminary valuation and purchase price allocation is the basis for the estimates of fair value reflected in these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared based upon available information and certain assumptions described in the accompanying notes and the estimated fair value of assets to be acquired and liabilities to be assumed from Genesoft. The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration plans.

Unaudited Pro Forma Condensed Consolidated

Statements of Operations

Nine Months Ended September 27, 2003

(in thousands, except per share amounts)

	Genome	Genesoft	Pro Forma Adjustments		Pro Forma Combined
Total Revenues	$7,318	$3,072	$ —		$10,390

Costs and Expenses:
Cost of revenues	1,902	—	—		1,902
Research and development	17,541	8,896	4,514	(2b)	30,951
Restructuring charge	4,733	—	—		4,733
Convertible debt retirement expense	5,540	—	—		5,540
Selling, general and administrative	5,463	7,306	1,246	(2a)	14,015

Total costs and expenses	35,179	16,202	5,760		57,141

Loss from operations	(27,861)	(13,130)	(5,760)		(46,751)
Other Income (Expense):
Other income	460	59	—		519
Other expense	(1,054)	(6,725)	—		(7,779)

Net other income (expense)	(594)	(6,666)	—		(7,260)

Net loss	$(28,455)	$(19,796)	$(5,760)		$(54,011)

Net Loss per Common Share:
Basic and diluted	$(1.16)	$(1.69)	$ —		$(1.08)
Weighted Average Shares Used in Computing Net Loss per Share:
Basic and diluted	24,581	11,729	—		50,057

See accompanying notes to pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Consolidated

Statements of Operations

Year Ended December 31, 2002

(in thousands, except per share amounts)

	Genome	Genesoft	Pro Forma Adjustments		Pro Forma Combined
Total Revenues:	$22,987	$5,402	$—		$28,389

Costs and Expenses:
Cost of services	15,020	—	—		15,020
Research and development	32,435	26,283	6,018	(2b)	64,736
Selling, general and administrative	9,382	4,542	1,661	(2a)	15,585

Total costs and expenses	56,837	30,825	7,679		95,341

Loss from operations	(33,850)	(25,423)	(7,679)		(66,952)

Other Income (Expense):
Other income	1,769	564	—		2,333
Other expense	(1,936)	(710)	—		(2,646)

Net other income (expense)	(167)	(146)	—		(313)

Net loss	$(34,017)	$(25,569)	$(7,679)		$(67,265)

Net Loss per Common Share:
Basic and diluted	$(1.48)	$(12.81)	$—		$(1.39)

Weighted Average Shares Used in Computing Net Loss per Share:
Basic and diluted	22,921	1,996	—		48,397

See accompanying notes to pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Consolidated

Balance Statement

September 27, 2003

(in thousands)

	Genome	Genesoft	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$14,270	$4,129	$(9,697	)(2c),(2e)	$8,702
Marketable securities (held-to-maturity)	9,832	—	—		9,832
Marketable securities (available-for-sale)	983	—	—		983
Interest receivable	240	—	—		240
Accounts receivable	179	1,131	—		1,310
Unbilled costs and fees	129	—	—		129
Prepaid expenses and other current assets	350	51	—		401

Total current assets	25,983	5,311	(9,697)		21,597

Property and equipment, net	3,907	10,170	—		14,077
Long-term marketable securities (held-to-maturity)	701	—	—		701
Restricted cash	—	3,697	—		3,697
Intangible assets	—	6,575	73,797	(2i)	80,372
Goodwill	—	—	19,278	(2i)	19,278
Other assets	148	46	—		194

Total Assets	$30,739	$25,799	$83,378		$139,916

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term obligations	$1,167	$19,689	$(1,697	)(2c)	$19,159
Accounts payable	247	1,168	—		1,415
Clinical trial expense accrual and other accrued liabilities	8,544	5,447	4,000	(2d)	17,991
Deferred revenue	852	—	—		852

Total Current Liabilities	10,810	26,304	2,303		39,417

Long-term obligations, net of current maturities	583	6,620	—		7,203

Shareholders’ Equity:
Common stock, par value	2,617	1	2,547	(2f)	5,165
Additional paid-in capital	170,797	68,238	19,605	(2g)	258,640
Accumulated deficit	(154,231)	(75,364)	63,587	(2h)	(166,008)
Other shareholders’ equity	163	—	(4,664)		(4,501)

Total Shareholders’ Equity	19,346	(7,125)	81,075		93,296

Total Liabilities and Shareholders’ Equity	$30,739	$25,799	$83,378		$139,916

See accompanying notes to pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Description of Merger and Purchase Price

On November 17, 2003, Genome entered into a definitive agreement to acquire Genesoft in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. Under the terms of the merger agreement, Genome will issue an aggregate of 28,571,405 shares of its common stock, options and warrants to purchase Genome common shares to existing shareholders, promissory note holders and holders of stock options and warrants of Genesoft. The exact amount of common stock, stock options, and warrants to be issued by Genome will be determined at the closing date of the merger based on a common exchange ratio as determined by:

•	deducting the shares of Genome common stock to be issued to the holders of Genesoft’s promissory notes as payment of accrued interest and related amounts from the total of 28,571,405 shares of Genome common stock issuable in the merger and

•	dividing that remaining amount of Genome shares by the fully-diluted number of shares of Genesoft common stock outstanding on the closing date (assuming conversion or exercise of all Genesoft options and warrants).

The exact exchange ratio between Genesoft and Genome common stock will depend on the closing date of the merger, which will determine how much interest has accrued on the Genesoft promissory notes, as well as the price at which the accrued interest and other related amounts of the Genesoft promissory note holders are converted into Genome common stock. The interest and other related amounts will be converted into Genome common stock at a price of $2.84 per share, unless the issuance price per share of Genome common stock expected to be issued in the capital raising transaction to raise a minimum of $32 million to finance the combined company, which is a condition to the merger agreement (unless waived by both parties), is less than $2.84, in which case that lesser per share price will become the conversion price. As noted above, these unaudited pro forma condensed combined financial statements do not include the proceeds from this offering or the dilutive effect of the shares that would be issued. Had these shares been included in unaudited condensed combined pro forma financials, pro forma earnings per share would have been approximately $1.13 and $0.88 for the year ended December 31, 2002 and nine months ended September 30, 2003, respectively, assuming 11 million shares were sold at $3.05 per share less closing costs.

Each holder of a stock option or warrant to purchase shares of Genesoft common stock that does not terminate by its terms prior to the merger will receive an option or warrant to purchase a number of shares of Genome common stock equal to the product of the number of Genesoft shares for which such option or warrant was exercisable multiplied by the common exchange ratio and with an exercise price equal to the exercise price per share of such option in effect immediately prior to the merger divided by the common exchange ratio.

Coincident with the signing of the merger agreement, Genome made a bridge loan of $6.2 million to Genesoft pursuant to a promissory note issued by Genesoft, which is repayable within 60 days of an event of default (as defined in the note) or termination of the merger agreement, unless the merger agreement is terminated by Genesoft due to a failure of Genome to obtain the stockholder vote necessary to approve the merger, in which case it is repayable within 180 days of termination.

The estimated total purchase price of the merger is calculated as follows (in thousands):

Issuance of 25,479,517 shares of Genome common stock to existing Genesoft common shareholders, promissory note holders and warrant holders	$75,664
Fair value of 3,043,547 options issued in exchange for Genesoft stock options	8,381
Payment to LG Life Sciences related to FACTIVE license	8,000
Bridge loan and related accrued interest to be forgiven at closing	6,265
Fair value of 48,341 warrants issued in exchange for Genesoft warrants	81
Estimated direct transaction costs incurred by Genome	4,000

102,391
Less: Amount related to unvested stock options allocated to deferred compensation	(4,664)

Total Estimated Purchase Price	$97,727

The fair value of the Genome shares used in determining the purchase price was $2.97 per share based on the average closing price of Genome’s stock from the two days before through two days after November 18, 2003, the date of the public announcement of the merger. The fair value of the options and warrants to be assumed by Genome in connection with the merger is determined based on a stock price of $2.97 per share using the Black-Scholes method with the following assumptions: risk free interest rate of 3.8%, volatility of 84% and no expected dividend. The options have an expected life of four years, which is based on historical Genome experience. The warrants expire in October 2007 and June 2011.

Deferred compensation reflects the estimated intrinsic value of approximately 1.7 million shares of unvested stock options that will be outstanding as of February 2, 2004.

The preliminary allocation of the purchase price is as follows (in thousands):

Current assets	$5,311
Property, plant and equipment, net	10,170
In-process research and development	11,777
Intangible assets	80,372
Goodwill	19,278
Other assets	46
Restricted cash	3,697
Current liabilities	(26,304)
Long-term liabilities	(6,620)

Total	$97,727

The final determination of the purchase price allocation will be based on the fair values of the assets, including the fair value of in-process research and development and other intangibles, and the fair value of liabilities assumed at the date of the closing of the merger. The purchase price will remain preliminary until Genome is able to finalize its valuation of significant intangible assets acquired, including in-process research and development, and adjust the fair value of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after the date of the closing of the merger. Once the merger is complete, the final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial information above.

The valuation of the purchased intangible assets of $80.4 million was based on the result of a valuation using the income approach and applying a risk–adjusted discount rate of between 15% to 22%. The valuation of purchased intangible assets include Genesoft’s lead product and developed technology, FACTIVE, valued at

$72.7 million, an orally administered, broad-spectrum fluoroquinolone antibiotic which was approved by the FDA for the treatment of acute bacterial exacerbation of chronic bronchitis (ABECB) and community-acquired pneumonia (CAP) of mild to moderate severity. The valuation of purchased intangible assets also includes the value of a manufacturing and supply agreement for FACTIVE with a third party of $5.2 million. The valuation of purchased intangible assets also includes a Biowarfare Countermeasures / DNA-Nanobinder research program, valued at $2.5 million, supported by the U.S. Department of Defense to develop oral, small molecule treatments for bio-warfare threats, including smallpox, anthrax and malaria. FACTIVE is currently expected to be launched by September 2004 with cash flows from product sales anticipated to begin in the fourth quarter of 2004. The valuation of the Biowarfare Countermeasures / DNA-Nanobinder research program assumes that funding from the U.S government or other sources would be available to support this research program through 2006 . However, there is no guarantee that funding to support this program would be available beyond early 2004.

The valuation of the in-process research and development of $11.8 million represents a peptide deformylase inhibitor research program (PDF) for the development of GSQ-83698 and oral PDF inhibitors, licensed from British Biotech (now Vernalis) for the treatment of community-acquired infections. In-process research and development also includes three novel metalloenzyme bacterial targets from Vernalis that the combined company may elect to initiate a drug discovery program to develop therapeutics directed against these targets.

Goodwill of $19.3 million represents the excess of the purchase price over the fair market value of the tangible and identifiable intangible assets. The unaudited pro forma condensed combined consolidated statements of operations do not reflect the amortization of goodwill acquired in the proposed merger consistent with the guidance in Financial Accounting Standards Board (FASB) Statement No, 142, Goodwill and Other Intangible Assets.

Note 2—Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	An adjustment has been made to reflect the amortization of deferred compensation related to the intrinsic value of the unvested portion of stock options issued by Genome to holders of Genesoft stock options at the close of the merger. Deferred compensation will be amortized over the remaining vesting period of these options. Amounts adjusted for the year ended December 31, 2002 and nine months ended September 27, 2003 were $1,661,000 and $1,246,000, respectively.

(b)	An adjustment to reflect amortization expense on estimated intangible assets based on an estimated useful life of 15 years for FACTIVE and the related manufacturing and supply agreement, and an estimated useful life of 3 years for the Biowarfare Countermeasures / DNA-Nanobinder research program. Amounts adjusted for the year ended December 31, 2002 and nine months ended September 27, 2003 were $6,018,000 and $4,514,000, respectively.

(c)	An adjustment has been made for payment of $1,697,000 by Genome to certain promissory note holders of Genesoft at the closing date of the merger.

(d)	An adjustment has been made to accrue estimated merger costs of $4,000,000 expected to be incurred by Genome in connection with the merger, consisting primarily of financial advisory and legal and accounting fees.

(e)	An adjustment has been made to reflect a payment of $8,000,000 by Genome to LG Life Sciences at the closing of the merger under Genesoft’s License Agreement with LG Life Sciences for FACTIVE.

(f)

An adjustment to eliminate the par value of Genesoft historical common stock of $1,000 has been made in consideration of the merger offset by the par value of $2,548,000 of new Genome securities issued in consideration of the merger.

(g)	The reduction in pro forma combined additional paid-in-capital is as follows (in thousands):

Elimination of Genesoft additional paid-in capital	$(68,238)
Value of new Genome securities issued in consideration of the merger (including options and warrants of $8,453 and a bridge loan of $6,287)	90,391
Less par value assigned to common stock	(2,548)

$19,605

(h)	The reduction in pro forma combined accumulated deficit is as follows (in thousands):

Elimination of Genesoft’s historical accumulated deficit	$75,364
Charge for in-process research and development	(11,777)

$63,587

(i)	An adjustment has been made to reflect the estimated valuation of the purchased intangible assets of $80.4 million less the historical value of Genesoft’s intangible assets of $6.6 million and goodwill of $19.3 million, as further explained above.

The following are the financial statements of Genesoft.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Index to Financial Statements

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders

    GeneSoft Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of GeneSoft Pharmaceuticals, Inc. (a development stage company) as of December 31, 2002 and 2001, and the related statements of operations, stockholders’ equity (net capital deficiency), and cash flows for the years then ended and for the period from August 12, 1997 (inception) through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GeneSoft Pharmaceuticals, Inc. (a development stage company) at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended and for the period from August 12, 1997 (inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that GeneSoft Pharmaceuticals, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Palo Alto, California

April 28, 2003, except for Note 12

  as to which the date is

  November 17, 2003

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Balance Sheets

	December 31,		September 30,
	2002	2001	2003
Assets			(Unaudited)
Current assets:
Cash and cash equivalents	$1,880,794	$4,132,162	$4,129,274
Short-term investments	373,437	16,885,099	—
Grants receivable	713,437	109,950	1,130,850
Tenant allowance receivable	—	—	—
Prepaid expenses and other current assets	141,334	368,676	50,851

Total current assets	3,109,002	21,495,887	5,310,975
Restricted cash	3,696,840	3,696,840	3,696,840
Property and equipment, net	12,290,802	14,969,544	10,170,004
Intangible and other assets	335,000	—	6,621,236

Total assets	$19,431,644	$40,162,271	$25,799,055

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,554,167	$1,134,372	$1,167,845
Other accrued liabilities	770,314	362,292	5,447,333
Accrued leasehold improvements	—	—	—
Accrued bonus	—	—	—
Accrued patent expenses	—	—	—
Current portion of lease commitments, promissory notes, and bridge loan	3,860,021	1,790,931	19,689,234

Total current liabilities	6,184,502	3,287,595	26,304,412
Long-term liabilities:
Long-term portion of commitments, promissory notes, and bridge loan	4,511,510	3,428,970	5,028,361
Deferred rent payable	927,498	421,590	1,231,455
Security deposit	359,775	359,775	359,775

Total long-term liabilities	5,798,783	4,210,335	6,619,591
Commitments
Stockholders’ equity:
Preferred stock, $0.0001 par value: 24,975,000 shares are authorized at September 30, 2003 (unaudited) and December 31, 2002, 31,025,000 shares are authorized at December 31, 2001:
Series A convertible preferred stock: 5,425,000 shares designated at September 30, 2003 (unaudited), December 31, 2002 and December 31, 2001. None issued and outstanding at September 30, 2003 (unaudited) and December 31, 2002, and December 31, 2001	—	5,350,417	—
Series B convertible preferred stock: 6,000,000 shares designated at September 30, 2003 (unaudited), December 31, 2002, and December 31, 2001. None issued and outstanding at September 30, 2003 (unaudited) and 5,420,000 outstanding at December 31, 2002, and 4,527,400 shares issued and outstanding at December 31, 2001	—	11,190,814	—
Series C convertible preferred stock: 6,600,000 shares designated at September 30, 2003 (unaudited) and December 31, 2002, 4,890,000 shares designated at December 31, 2001. None issued and outstanding at September 30, 2003 (unaudited) and December 31, 2002, and 4,890,000 shares issued and outstanding at December 31, 2001	—	24,814,092	—
Series D convertible preferred stock: 5,950,000 shares designated at September 30, 2003 (unaudited) and December 31, 2002, 13,000,000 shares designated at December 31, 2001. None issued and outstanding at September 30, 2003 (unaudited) and December 31, 2002, and 5,450,000 shares issued and outstanding at December 31, 2001	—	20,649,701	—
Series 1 convertible preferred stock: 1,000,000 shares designated in 2002, none outstanding at December 31, 2002 and September 30, 2003 (unaudited)	—	—	—
Common stock, $0.0001 par value: 43,450,000 shares are authorized at September 30, 2003 (unaudited) and December 31, 2002, 45,000,000 shares are authorized at December 31, 2001. 12,378,931, 10,808,540, and 1,504,047 shares issued and outstanding at September 30, 2003 (unaudited), December 31, 2002, and December 31, 2001, respectively	63,016,056	420,789	68,238,679
Other accumulated comprehensive income	—	237,193	194
Deficit accumulated during the development stage	(55,567,697)	(29,998,665)	(75,363,821)

Total stockholders’ equity (net capital deficiency)	7,448,359	32,664,341	(7,124,948)

Total liabilities and stockholders’ equity (net capital deficiency)	$19,431,644	$40,162,271	$25,799,055

See accompanying notes.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Statements of Operations

	Year ended December 31,			Period from August 12, 1997 (inception) through December 31, 2002	Nine months ended September 30,		Period from August 12, 1997 (inception) through September 30, 2003
	2002	2001	2000		2003	2002
					(Unaudited)		(Unaudited)
Grant revenue	$5,401,895	$2,059,176	$4,186,751	$14,167,895	$3,072,350	$—	$17,240,245
Operating expenses:
Research and development	26,283,501	16,245,449	11,454,934	59,536,123	8,895,882	14,534,786	68,432,005
Marketing	—	—	—	—	2,059,396	—	2,059,396
General and administrative	4,541,718	4,828,042	1,825,410	12,276,734	5,246,839	3,623,601	17,523,573

Total operating expenses	30,825,219	21,073,491	13,280,344	71,812,857	16,202,117	18,158,387	88,014,974

Operating loss	(25,423,324)	(19,014,315)	(9,093,593)	(57,644,962)	(13,129,767)	(18,158,387)	(70,744,729)
Other income	564,099	1,251,633	1,226,872	3,436,073	59,097	321,135	3,495,170
Other expense	(709,807)	(557,970)	(54,309)	(1,358,808)	(6,725,454)	(530,291)	(8,084,262)

Net loss	$(25,569,032)	$(18,320,652)	$(7,921,030)	$(55,567,697)	$(19,796,124)	$(18,367,543)	$(75,363,821)

Basic and diluted net loss per share	$(12.81)	$(15.69)	$(8.27)		$(1.69)	$(14.04)

Weighted-average shares used in calculating basic and diluted net loss per share	1,996,472	1,167,611	957,311		11,728,821	1,307,881

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Statements of Stockholders’ Equity (Net Capital Deficiency)

Period from August 12, 1997 (inception) through September 30, 2003

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series 1 Convertible Preferred Stock		Common Stock		Other Accumulated Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Net Capital Deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of common stock to founders in October 1997 at $0.0048 per share for cash	—	$—	—	$—	—	$—	—	$—	—	$—	730,317	$3,500	$—	$—	$3,500
Issuance of common stock in September 1998 at $0.14 per share for license to technology	—	—	—	—	—	—	—	—	—	—	42,750	6,000	—	—	6,000
Issuance of common stock in November 1998 at $0.0048 per share for cash	—	—	—	—	—	—	—	—	—	—	42,750	204	—	—	204
Issuance of Series A convertible preferred stock at $1.00 per share to investors in October 1998 through December 1998 for cash, net of issuance costs of $69,583	3,537,500	3,467,917	—	—	—	—	—	—	—	—	—	—	—	—	3,467,917
Issuance of Series A convertible preferred stock at $1.00 per share to investors in October 1998 upon conversion of notes payable to stockholders	150,000	150,000	—	—	—	—	—	—	—	—	—	—	—	—	150,000

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(769,840)	(769,840)
Balance at December 31, 1998	3,687,500	3,617,917	—	—	—	—	—	—	—	—	815,817	9,704	—	(769,840)	2,857,781
Issuance of Series A convertible preferred stock in February 1999 at $1.00 per share	1,732,500	1,732,500	—	—	—	—	—	—	—	—	—	—	—	—	1,732,500
Issuance of Series B convertible preferred stock in September 1999 at $2.50 per share, net of issuance costs of $127,686	—	—	4,527,400	11,190,814	—	—	—	—	—	—	—	—	—	—	11,190,814
Options exercised for cash during 1999	—	—	—	—	—	—	—	—	—	—	420,912	75,900	—	—	75,900
Options exercised in October in connection with Series B convertible preferred stock issuance	—	—	—	—	—	—	—	—	—	—	8,100	5,684	—	—	5,684
Compensation expense related to issuance of stock awards to consultants	—	—	—	—	—	—	—	—	—	—	—	10,246	—	—	10,246
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,987,143)	(2,987,143)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	—	—	—	—	—	—	(48,907)	—	(48,907)
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,036,050)

Balance at December 31, 1999	5,420,000	5,350,417	4,527,400	11,190,814	—	—	—	—	—	—	1,244,829	101,534	(48,907)	(3,756,983)	12,836,875
Issuance of Series C convertible preferred stock at $5.00 per share in June 2000, net of issuance costs of $44,277	—	—	—	—	4,890,000	24,405,724	—	—	—	—	—	—	—	—	24,405,724
Issuance of a warrant to purchase 13,600 shares of Series C convertible preferred stock at $5.00 per share	—	—	—	—	—	37,808	—	—	—	—	—	—	—	—	37,808
Options exercised for cash	—	—	—	—	—	—	—	—	—	—	282,180	187,075	—	—	187,075
Shares repurchased at $0.70 per share	—	—	—	—	—	—	—	—	—	—	(3,562)	(2,500)	—	—	(2,500)
Compensation expense related to issuance of stock awards to consultants	—	—	—	—	—	—	—	—	—	—	—	26,714	—	—	26,714
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,921,030)	(7,921,030)
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	—	—	—	—	—	—	145,545	—	145,545

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,775,485)

Balance at December 31, 2000 (carried forward)	5,420,000	5,350,417	4,527,400	11,190,814	4,890,000	24,443,532	—	—	—	—	1,523,447	312,823	96,638	(11,678,013)	29,716,211

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Statements of Stockholders’ Equity (Net Capital Deficiency) (continued)

Period from August 12, 1997 (inception) through September 30, 2003

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series 1 Convertible Preferred Stock		Common Stock		Other Accumulated Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Net Capital Deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2000 (brought forward)	5,420,000	$5,350,417	4,527,400	$11,190,814	4,890,000	$24,443,532	—	$—	—	$—	1,523,447	$312,823	$96,638	$(11,678,013)	$29,716,211
Issuance of Series D convertible preferred stock at $4.00 per share in August 2001, net of issuance costs of $1,150,299	—	—	—	—	—	—	5,450,000	20,649,701	—	—	—	—	—	—	20,649,701
Issuance of warrants to purchase 96,000 shares of Series C convertible preferred stock at $5.00 per share in June 2001	—	—	—	—	—	370,560	—	—	—	—	—	—	—	—	370,560
Options exercised for cash	—	—	—	—	—	—	—	—	—	—	57,231	53,222	—	—	53,222
Shares repurchased at $0.001 to $0.50 per share	—	—	—	—	—	—	—	—	—	—	(129,712)	(77,462)	—	—	(77,462)
Compensation expense related to issuance of stock awards to consultants	—	—	—	—	—	—	—	—	—	—	—	57,706	—	—	57,706
Issuance of common stock at $0.50 per share for services to collaborators in 2001	—	—	—	—	—	—	—	—	—	—	4,631	6,500	—	—	6,500
Issuance of common stock at $0.50 per share for services to consultants in December 2001	—	—	—	—	—	—	—	—	—	—	48,450	68,000	—	—	68,000
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(18,320,652)	(18,320,652)
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	—	—	—	—	—	—	140,555	—	140,555

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(18,180,097)

Balance at December 31, 2001	5,420,000	5,350,417	4,527,400	11,190,814	4,890,000	24,814,092	5,450,000	20,649,701	—	—	1,504,047	420,789	237,193	(29,998,665)	32,664,341
Issuance of common stock at $0.50 per share for services to consultants in 2002	—	—	—	—	—	—	—	—	—	—	—	1,829	—	—	1,829
Issuance of shares to British Biotech at $0.08 per share in October 2002	—	—	—	—	—	—	—	—	356,252	28,500	—	—	—	—	28,500
Issuance of shares to LG Life Sciences at $0.08 per share in October 2002	—	—	—	—	—	—	—	—	—	—	1,692,076	135,366	—	—	135,366
Options exercised for cash at $0.70 to $1.40 per share	—	—	—	—	—	—	—	—	—	—	4,688	4,996	—	—	4,996
Shares repurchased at $0.28 to $1.40 per share	—	—	—	—	—	—	—	—	—	—	(49,906)	(38,392)	—	—	(38,392)
Issuance of warrants to purchase 3.5 million shares of common stock at .01 per share in December 2002	—	—	—	—	—	—	—	—	—	—	—	457,944	—	—	457,944
Conversion of preferred stock to common stock in December 2002 (Note 9)	(5,420,000)	(5,350,417)	(4,527,400)	(11,190,814)	(4,890,000)	(24,814,092)	(5,450,000)	(20,649,701)	(356,252)	(28,500)	7,657,635	62,033,524	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(25,569,032)	(25,569,032)
Unrealized gain (loss) on available-for-sale securities	—	—	—	—	—	—	—	—	—	—	—	—	(237,193)	—	(237,193)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(25,806,225)

Balance at December 31, 2002	—	$—	—	$—	—	$—	—	$—	—	$—	10,808,540	$63,016,056	$—	$(55,567,697)	$7,448,359

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Statements of Stockholders’ Equity (Net Capital Deficiency) (continued)

Period from August 12, 1997 (inception) through September 30, 2003

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series 1 Convertible Preferred Stock		Common Stock		Other Accumulated Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Net Capital Deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2002 (brought forward)	–	$—	—	$—	—	$—	—	$—	—	$—	10,808,540	$63,016,056	$—	$(55,567,697)	$7,448,359
Warrants exercised for cash to $0.01 per share (unaudited)	—	—	—	—	—	—	—	—	—	—	376,000	3,760	—	—	3,760
Options exercised for cash at $0.70 to $1.40 per share through 2003 (unaudited)	—	—	—	—	—	—	—	—	—	—	37,552	36,441	—	—	36,441
Shares repurchased at $0.28 to $1.40 per share through 2003 (unaudited)	—	—	—	—	—	—	—	—	—	—	(7,453)	(2,958)	—	—	(2,958)
Issuance of warrants to purchase 360,593 shares of common stock at $12 per share in April 2003 (unaudited)	—	—	—	—	—	—	—	—	—	—	—	766,634	—	—	766,634
Common stock issued to LG at $3.50 per share in April 2003 (unaudited)	—	—	—	—	—	—	—	—	—	—	1,164,292	4,075,022	—	—	4,075,022
Common stock issued to consultants at $0.08 to $3.50 per share in 2003	—	—	—	—	—	—	—	—	—	—	—	343,724	—	—	343,724
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	(19,796,124)	(19,796,124)
Unrealized gain (loss) on available-for-sale securities (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	194	—	194
Comprehensive loss (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(19,795,930)

Balance at September 30, 2003 (unaudited)	—	$—	—	$—	—	$—	—	$—	—	$—	12,378,931	$68,238,679	$194	$(75,363,821)	$(7,124,948)

See accompanying notes.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Statements of Cash Flows

	Year ended December 31,			Period from August 12, 1997 (inception) through December 31, 2002	Nine month period ended September 30,		Period from August 12, 1997 (inception) through September 30, 2003
	2002	2001	2000		2003	2002
					(Unaudited)		(Unaudited)
Operating activities
Net loss	$(25,569,032)	$(18,320,652)	$(7,921,030)	$(55,567,697)	$(19,796,124)	$(18,367,543)	$(75,363,821)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,867,731	2,073,610	692,695	5,919,627	2,396,246	2,176,583	8,315,875
Stock awards to consultants for services	1,829	125,706	26,714	164,495	343,724	—	508,219
Stock issued to licensor	163,866	—	—	163,866		—	163,866
Amortization of note payable discount	141,375	81,125	1,512	224,012	677,300	99,445	901,312
(Gain)/loss on property and equipment disposal	(10,000)	—	8,378	(1,622)	—	(10,000)	(1,622)
Realized gain on sale of short-term investments	(224,586)	—	—	(224,586)	(1,590)	(242,493)	(226,176)
Changes in assets and liabilities:
Accounts receivable	(603,487)	1,229,902	(622,016)	(351,130)	(417,413)	(3,567)	(768,543)
Prepaid expenses and other current assets	227,342	(38,657)	(169,819)	(90,535)	90,483	132,712	(52)
Other assets	(335,000)	—	41,500	(335,000)	(2,480,000)	(20,000)	(2,815,000)
Accounts payable	419,795	(432,951)	556,534	815,473	(386,321)	(455,461)	429,152
Accrued patent expenses	—	(240,000)	—	(240,000)	—	—	(240,000)
Accrued leasehold improvements	—	(1,681,619)	—	(1,681,619)	—	—	(1,681,619)
Accrued lease deposit	—	359,775	—	359,775	—	—	359,775
Accrued interest on bridge loan	—	—	—	—	5,452,607	—	5,452,607
Deferred rent payable	505,908	421,590	—	927,498	303,957	379,431	1,231,455
Accrued bonus	—	(238,274)	148,808	—	—	—	—
Other accrued liabilities	408,022	13,051	244,930	1,010,314	474,665	157,928	1,484,979

Net cash used in operating activities	(22,006,237)	(16,647,394)	(6,991,794)	(48,907,129)	(13,342,466)	(16,152,965)	(62,249,593)

Investing activities
Purchase of short-term investments	(887,947)	(22,806,019)	(6,863,453)	(42,610,853)	193	(360,316)	(42,610,660)
Maturities of short-term investments	—	—	—	5,000,000	—	—	5,000,000
Sales of short-term investments	17,407,000	19,075,000	—	37,482,000	375,027	15,115,000	37,857,027
Purchase of property and equipment	(209,216)	(12,174,339)	(2,385,967)	(16,181,028)	(6,660)	(151,096)	(16,187,688)
Sale of property and equipment	10,227	—	—	10,227	—	10,227	10,227
Restricted cash	—	—	(3,696,840)	(3,696,840)	—	—	(3,696,840)

Net cash provided (used) in investing activities	16,320,064	(15,905,358)	(12,946,260)	(19,996,494)	368,560	14,613,815	(19,627,934)

Financing activities
Proceeds from issuance of lease commitments, promissory notes, and bridge loan	6,500,000	4,663,737	1,938,925	13,823,124	18,809,666	—	32,632,790
Payment of lease commitments and notes payable	(3,031,801)	(1,279,455)	(322,776)	(4,710,092)	(3,624,523)	(1,409,204)	(8,334,615)
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	20,649,701	24,405,724	61,452,340	—	—	61,452,340
Proceeds from issuance of common stock	4,996	59,722	187,075	337,397	40,201	5,038	377,598
Repurchase of common stock	(38,392)	(77,462)	(2,500)	(118,354)	(2,958)	(22,817)	(121,312)

Net cash provided by (used in) financing activities	3,434,803	24,016,243	26,206,448	70,784,415	15,222,386	(1,426,983)	86,006,801

Net increase (decrease) in cash	(2,251,370)	(8,536,509)	6,268,394	1,880,794	2,248,480	(2,966,133)	4,129,274
Cash at beginning of period	4,132,164	12,668,671	6,400,277	—	1,880,794	4,132,162	—

Cash at end of period	$1,880,794	$4,132,162	$12,668,671	$1,880,794	$4,129,274	$1,166,029	$4,129,274

See accompanying notes.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Statements of Cash Flows (continued)

	Year ended December 31,			Period from August 12, 1997 (inception) through December 31, 2002	Nine month period ended September 30,		Period from August 12, 1997 (inception) through September 30, 2003
	2002	2001	2000		2003	2002
					(Unaudited)		(Unaudited)
Supplemental disclosure of cash flow information
Cash paid for interest	$546,599	$450,484	$52,777	$1,086,602	$257,816	$430,784	$1,344,418

Schedule of noncash investing and financing activities
Conversion of placement fees to common stock	$—	$68,000	$—	$68,000	$—	$—	$68,000

Conversion of notes payable to preferred stock	$—	$—	$—	$150,000	$—	$—	$150,000

Issuance of stock to collaborators	$163,866	$—	$—	$163,866	$—	$—	$163,866

Conversion of preferred to common stock	$62,033,524	$—	$—	$62,085,024	$—	$—	$62,085,024

Issuance of warrants in connection with financing agreement	$457,944	$370,560	$37,808	$866,312	$766,632	$—	$1,632,944

See accompanying notes.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements

1.    Summary of Significant Accounting Policies

Organization, Business, and Basis of Presentation

GeneSoft Pharmaceuticals, Inc. (a development stage company) (the “Company”) was incorporated in the state of Delaware on August 12, 1997. The Company was organized to develop a family of small molecule drugs to treat gene-mediated diseases. The Company’s activities to date have consisted principally of raising capital, acquiring intellectual property, recruiting staff, and conducting research and development. Accordingly, the Company is considered to be in the development stage, and expects to incur continuing losses and require additional financial resources to achieve commercialization of its products. The Company operates in only one segment, the development of biopharmaceutical products.

The Company anticipates working on a number of long-term development projects which will involve experimental and unproven technology. The projects may require many years and substantial expenditures to complete, and may ultimately be unsuccessful. Additionally, the Company’s approved product, FACTIVE, will require substantial funds to market and launch. Therefore, the Company will need to obtain additional funds from outside sources to continue its research and development activities, fund operating expenses, pursue regulatory approvals, and build production, sales, and marketing capabilities, as necessary.

Going Concern

The Company has generated negative cash flows from operations since inception and has a working capital deficiency and has minimal capital resources at September 30, 2003. The company has been able to fund its cash needs to date through the sale of its preferred and common stock and debt financings. The ability of the Company to manage its operating expenses to a level that can be financed by existing cash flows and its ability to obtain additional funding is therefore critical to the Company’s ability to continue operating as a going concern.These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s management intends to merge the Company with another corporation and obtain additional financing or enter into collaborative arrangements. The outcome of management’s intentions is not presently determinable. As such, no adjustments have been made that might result from this situation.

The Company’s continuation as a going concern is primarily dependent upon its ability to merge and obtain alternative sources of capital.

In the event the Company is unable to secure alternative financing sources, it is likely that any of the following alternatives will be pursued: (1) pursue a co-promotion collaboration; or (2) pursue other available protective remedies.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

Unaudited Interim Consolidated Results

The accompanying balance sheet as of September 30, 2003, the statements of operations and cash flows for the nine months ended September 30, 2002 and 2003 and the statements of stockholders’ equity (net capital deficiency) for the nine months ended September 30, 2003 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2003 and the results of operations and cash flows for the nine months ended September 30, 2003 and 2002. The financial data and other information disclosed in these notes to financial statements as of September 30, 2003 and related to the nine-month periods ended September 30, 2003 and 2002 are unaudited. The results for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the year ending December 31, 2003 or for any other interim period or for any other future year.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments in debt securities with a remaining maturity from the date of purchase of 90 days or less to be cash equivalents. Cash equivalents consist of money market funds. The Company’s short-term investments consist entirely of mutual funds with investments in debt securities.

All cash equivalents and short-term investments are classified as available-for-sale as the Company may sell the investment prior to the maturity date in order to take advantage of market conditions. Available-for-sale securities are carried at estimated market values at December 31, 2002 and 2001. Unrealized gains and losses on available-for-sale securities are excluded from earnings and recorded as a separate component of stockholders’ equity (net capital deficiency). The cost of securities sold is based on the specific identification method.

Other Intangible Assets

Intangible assets with definite useful lives are amortized on a straight-line basis over a period of fifteen years, the life of the agreement. Intangible assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value. Intangible assets consist of capitalized license costs incurred through the Company’s licensing arrangement with LG Life Sciences subsequent to approval of FACTIVE in April 2003 and are being amortized over the term of the license. License costs prior to approval were charged to research and development expense.

The Company will periodically evaluate whether changes have occurred that would require revision of the remaining estimated useful lives of these assets or otherwise render the assets unrecoverable. If such an event occurred, the Company would determine whether the other intangibles were impaired. To date, no such impairment losses have been recorded.

Property and Equipment

Property and equipment are stated at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets, generally three years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the remaining life of the lease.

Research and Development

Research and development expenses consist of costs incurred for internally sponsored research and development as well as costs for in-licensed technology. These costs include direct labor and supplies, in-license fees and indirect research-related overhead expenses consisting primarily of facility costs.

Stock-Based Compensation

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”), the Company has elected to follow Accounting

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations, and to adopt the pro forma disclosure alternative described in SFAS 123 in accounting for stock awards to employees.

No compensation expense is recognized in the Company’s financial statements in connection with the stock options granted to employees. The weighted-average fair value of these options at December 31, 2002 and 2001 of $0.60 and $0.57, and at September 30, 2003 and 2002 of $0.22 and $0.50, was estimated at the date of grant using a minimum value option pricing model with the following assumptions: a risk-free interest rate of 3.0% and 6.0%, respectively, a weighted-average expected life of the option of eight years and nine years, respectively, and a dividend yield of zero.

The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS 123, as amended by SFAS 148, to stock-based employee compensation.

	Year ended December 31,			Nine-month period ended September 30,
	2002	2001	2000	2003	2002
				(Unaudited)
Net loss as reported	$(25,569,032)	$(18,320,652)	$(7,921,030)	$(19,796,124)	$(18,367,543)
Less: Total stock-based employee compensation expense determined under fair-value-based method for all awards	(240,720)	(183,609)	(85,523)	(284,160)	(237,314)

Pro forma net loss	$(25,809,752)	$(18,504,261)	$(8,006,553)	$(20,080,284)	$(18,604,857)

Net loss per share as reported	$(12.81)	$(15.69)	$(8.27)	$(1.69)	$(14.04)

Pro forma net loss per share	$(12.93)	$(15.85)	$(8.36)	$(1.71)	$(14.22)

Total shares used in calculation	1,996,472	1,167,611	957,311	11,728,821	1,307,881

Option grants to non-employees are accounted for in accordance with SFAS 123 and Emerging Issues Task Force Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” which requires the value of such options to be periodically remeasured as they vest over a performance period.

Net Loss per Share

Basic loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding. Basic earnings per share does not include shares subject to the Company’s right of repurchase, which lapse ratably over the related vesting term. Diluted loss per share is calculated by dividing net loss available to common stockholders by the weighted-average number of shares of common stock outstanding plus shares of potential common stock. Shares of potential common stock are composed of shares of common stock subject to the Company’s right of repurchase and shares of common stock issuable upon the exercise of stock options (using the treasury stock method). The calculation of diluted net loss per share excludes shares of potential common stock if the effect is anti-dilutive.

Revenue

Grant revenue is recorded as grant costs are incurred as stipulated by the underlying contract.

Comprehensive Income (Loss)

The only item of other comprehensive income (loss) that the Company currently reports is unrealized gains (losses) on short-term investments, which are included in comprehensive loss in the statements of stockholders’ equity (net capital deficiency).

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

Recently Issued Accounting Standards

In November 2002, the Financial Accounting Standards Board (the FASB) issued the FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), which clarifies the requirements for a guarantor’s accounting and disclosures of certain guarantees issued and outstanding. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at its inception of guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements on this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on the Company’s results of operations or financial position.

In November 2002, the EITF issued EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables (“EITF 00-21). EITF 00-21 addresses how to account for arrangements that may involve delivery or performance of multiple products, services, and/or rights to use assets, and if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. It does not change otherwise applicable revenue recognition criteria. It applies to arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The adoption of EITF 00-21 did not have a material impact on the Company’s results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for the classification and measurement of financial instruments with characteristics of both liabilities and equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, except for certain mandatorily redeemable financial instruments for which the FASB announced on November 5, 2003 deferred effective dates for certain provisions of FAS 150. The adoption of FAS 150 and the subsequent deferred effective dates did not and will not have a material effect on the Company’s financial position or results of operations.

2.    Cash and Cash Equivalents

At September 30, 2003, the Company reported $4,129,274 as cash and cash equivalents. Additionally, as a requirement of a lease agreement, the Company obtained a letter of credit with a bank for $3,696,840. The Company is obligated to maintain a minimum balance of $3,696,840 in the bank’s security accounts, which has been recorded as restricted cash. At December 31, 2002 and September 30, 2003, the Company was in compliance with this requirement.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

3.    Investments

Gross unrealized gains on available-for-sale securities were $0 and $237,193 as of December 31, 2002 and 2001, respectively, and $194 as of September 30, 2003. The following is a summary of available-for-sale securities:

September 30, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(Unaudited)
Cash equivalents:
Money market funds	$4,129,080	$194	$—	$4,129,274

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Cash equivalents:
Money market funds	$28,532	$—	$—	$28,532
Short-term investments:
Mutual fund securities	$373,437	$—	$—	$373,437

December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Cash equivalents:
Money market funds	$2,850,761	$—	$—	$2,850,761
Short-term investments:
Mutual fund securities	$16,647,906	$237,193	$—	$16,885,099

4.    Property and Equipment

Property and equipment consisted of the following:

	December 31,		September 30, 2003
	2002	2001
			(Unaudited)
Laboratory equipment	$4,479,650	$4,363,210	$4,479,650
Computer and office equipment	1,077,478	994,702	1,081,138
Leasehold improvements	12,643,956	12,654,183	12,643,956

	18,201,084	18,012,095	18,207,744
Less: accumulated depreciation and amortization	(5,910,282)	(3,042,551)	(8,037,740)

	$12,290,802	$14,969,544	$10,170,004

At September 30, 2003, all of the Company’s property and equipment was pledged as security to repay the outstanding notes payable to a financing company.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

5.    Leases, Commitments, Promissory Notes, and Bridge Loan

The Company leases its office facilities under an operating lease arrangement that expires on March 1, 2011. Rent expense under the operating lease amounted to $4,202,748, $3,568,253, $541,995 and $9,175,463 for the years ended December 31, 2002, 2001, 2000 and for the period from August 12, 1997 (inception) through December 31, 2002, respectively. Rent expense under the operating leases amounted to $3,152,064, $3,153,061, and $12,327,527 for the period ended September 30, 2003 and 2002 and for the period from August 12, 1997 (inception) through September 30, 2003, respectively.

A portion of the leased facilities is subleased to an external party. Rental income under this sublease which is offset against lease expense was $1,584,190, $351,000, and $0 during the years ended December 31, 2002, 2001, and 2000, respectively. Rental income under this sublease was $1,258,219, $1,176,070 and $3,193,409 during the period ended September 30, 2003, 2002, and the period from August 12, 1997 (inception) through September 30, 2003, respectively. The aggregate future minimum rental to be received under the noncancelable sublease amounts to $2,161,515 at September 30, 2003 and is due through December 2004.

To fund purchases of equipment required for research, the Company and a financial institution entered into a Master Security Agreement effective September 15, 2000. Under the terms of this agreement, the Company granted the financial institution a security interest in and against all property acquired under all existing and future debts, obligations, and liabilities between the parties.

On October 26, 2000 and December 28, 2000, the Company issued promissory notes to the financial institution in the amount of $744,177 and $1,194,748, respectively, to finance equipment under the Master Security Agreement. The promissory notes are payable in 48 equal monthly installments of $19,497 and $31,302, and bear interest at 12.27% per annum. At December 31, 2002 and September 30, 2003, $1,029,951 and $652,374 remained outstanding, respectively.

In connection with the Master Security Agreement, the Company issued warrants to the financial institution to purchase 13,600 shares of Series C convertible preferred stock at $5.00 per share (converted in 2002 to 5,050 warrants to purchase common stock at $14 per share as a result of the conversion and reverse split discussed in Note 8), the fair value on the date of issuance. The warrants vested immediately and are exercisable until October 3, 2007. The warrants are outstanding as of September 30, 2003.

The fair value of the warrants issued to the financial institution of $37,808 was recorded as a discount against the promissory notes. The discount is being amortized to interest expense over the term of the promissory notes. The Company calculated the fair value of the warrants issued to the financial institution using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 6%, a contractual life of seven years, a dividend yield of 0%, and a volatility of 65%.

In April 2001, the Company entered into a new Master Security Agreement jointly with two financial institutions. Under the terms of this agreement, the Company granted the financial institutions a security interest in and against all property acquired under all existing and future debts, obligations, and liabilities between parties.

In June, July, and September 2001, the Company issued promissory notes to the financial institutions under a new Master Security Agreement for $3,668,585, $511,613, and $463,538, respectively. In December 2002, the Company renegotiated its promissory notes and prepaid $1,000,000 of the outstanding liability and re-amortized the balance payable under the promissory notes to $37,302 per month for January to May 2003, increasing to $96,938 per month thereafter through the end of the term on December 2004. The interest rate on this loan is 11.44%. At September 30, 2003, $1,236,935 remained outstanding under these notes.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

In connection with the new Master Security Agreement, the Company issued warrants to the financial institutions to purchase 96,000 shares of Series C convertible preferred stock at $5.00 per share (converted to 35,652 shares at $13.47 per share in December 2002). The warrants vested immediately and are exercisable until June 13, 2011. The warrants are outstanding as of September 30, 2003.

The fair value of the warrants issued to the financial institutions of $370,560 was recorded as a discount against the promissory notes. The discount is being amortized to interest expense over the term of the promissory notes. The Company calculated the fair value of the warrants issued to the financial institution using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 5.5%, a contractual life of 10 years, a dividend yield of 0%, and a volatility factor of 65%.

In December 2002 and January 2003, the Company entered into a bridge loan agreement for $5,000,678. The bridge loan is unsecured and bears interest at a fixed rate of 6% per annum. The bridge loan may be converted into the Company’s common stock upon the close of an equity financing round of at least $2,500,000. The bridge loan has a liquidation preference of up to $10 million payable in cash upon sale or in the event of an initial public offering. The bridge loan becomes due on December 6, 2005 if not converted to common stock by that date.

In connection with the issuance of the bridge loan agreement, the Company issued warrants to purchase 5,000,678 shares of the Company’s common stock at an exercise price of $0.01 per share. The fair value of the warrants issued to the financial institution of $245,000 was recorded as a discount against the promissory notes, of which $61,250 was amortized to interest expense in the nine months ended September 30, 2003. The discount is being amortized to interest expense over the term of the promissory notes. The Company calculated the fair value of the warrants issued to the financial institution using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 5.5%, a contractual life of 10 years, a dividend yield of 0%, and a volatility factor of 65%.

After deducting the fair value of the warrants from the proceeds of the bridge loan issuance, the convertible bridge loan proceeds were subject to a beneficial conversion feature valued at $228,972 of which $53,235 was recorded as interest expense in 2003 in accordance with Emerging Issues Task Force (“EITF”) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, as amended by EITF No. 00-27 Application of Issue 98-5 to Certain Convertible Instruments. The remaining $175,737 will be amortized to interest expense over the remaining term of the bridge loan.

In April of 2003, the Company entered into a second bridge loan agreement (the “loan”) for approximately $17.3 million. The loan matures on December 15, 2003. The interest rate on the loan is 17% through August 15, 2003, and 4% per month from August 16, 2003 through December 15, 2003. In the event that repayment does not occur as of the extended maturity date, the note may be converted into common stock at a value of $5.00 per share. In conjunction with the loan, the Company issued 360,593 warrants to purchase common stock at $12 per share. The fair value of the warrants issued to the lender of $385,837 was recorded as a discount against the bridge loan. The discount is being amortized to interest expense over the term of the bridge loan. The Company calculated the fair value of the warrants using the Black-Scholes option pricing model. With the following assumptions: a risk-free interest rate of 5%, a contractual Life of 5 years, dividend yield of 0% and a volatility factor of 65%.

The conditions of the second loan amended the terms of the December 2002 bridge loan. The liquidation preference was revised from the $10 million liquidation preference to $7.5 million. The amendment provided for

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

the liquidation preference to be paid either upon the sale, an initial public offering or maturity of the note. Beginning in April 2003, the Company began accreting up to the liquidation preference to the maturity date of the note through charges to interest expense. As of September 30, 2003, $1,251,795 was recorded as interest expense related to this liquidation preference.

Interest expense of $709,807, $531,610, $54,309, and $1,342,448 was incurred during the years ended December 31, 2002, 2001, 2000, and the period from inception to December 31, 2002, respectively in relation to notes payable. Interest expense of $6,456,666, $530,291 and $7,799,114 was incurred during the period ended September 30, 2003, 2002, and the period from inception to September 30, 2003, respectively, in relation to notes payable.

After deducting the fair value of the warrants from the proceeds of the bridge loan issuance, the convertible bridge loan proceeds were subject to a beneficial conversion feature valued at $380,797 of which $237,998 was recorded as interest expense in 2003 in accordance with Emerging Issues Task Force (“EITF”) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, as amended by EITF No. 00-27, Application of Issue 98-5 to Certain Convertible Instruments. The remaining $142,799 will be amortized to interest expense over the term of the bridge loan.

The future minimum payments under the operating leases (gross of sublease income) and financing arrangements, by year, are as follows:

	Operating Leases	Notes Payable and Bridge Loan
Year ending December 31,
2003 (three months)	$533,925	$24,714,412
2004	2,198,940	1,714,354
2005	4,075,654	5,918,301
2006	4,218,296	—
2007	4,365,944	—
Thereafter	13,384,023	—

	$28,776,782	32,347,067

Less interest		(6,897,841)
Less discount		(731,631)

		24,717,595
Less current portion		(19,689,234)

Long-term portion		$5,028,361

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

6.    License and Collaboration Agreements

California Institute of Technology

In September 1998, the Company entered into a license agreement (“the Agreement”) with the California Institute of Technology (“CalTech”), which was amended twice, in February 1999 and in January 2000. Under the Agreement, CalTech granted an exclusive license to the Company, with the right to grant and authorize sublicenses. As an up-front fee, the Company paid CalTech $5,000 and issued 42,750 shares of its common stock. The Company has to pay an annual minimum fee of $10,000 as well as any cost related to preparation, filing, prosecution, and maintenance of existing and new patents covered under the Agreement. The Company is also obligated to pay future royalties on product sales. A portion (16.7%) of these costs are reimbursable by CalTech. Prosecution costs incurred in the amount of $240,000, were paid in full during 2001. No such cost were incurred in 2002 or for the nine months ended September 30, 2003.

Dow Pharmaceuticals

In June 2002, the Company entered into a contract with Dow Pharmaceuticals for the development of a topical antibacterial to treat skin infections such as infected diabetic foot ulcers and secondarily infected traumatic lesions. Under this collaboration, a topical DNA-Nanobinder preparation was investigated. This program is currently on hold for financial reasons.

British Biotech Pharmaceuticals Limited

In August 2002, the Company entered into a three-year strategic partnership with British Biotech Pharmaceutical Ltd. (now “Vernalis”) to co-develop GSQ-83698, a novel antibiotic to treat intractable Gram-positive respiratory infections in hospital-based patients. GSQ-83698 entered Phase I clinical trials in the United Kingdom on October 1, 2002. The Company will be responsible for commercializing the product in the United States and the rest of the world, excluding Europe and Japan. The parties will split development funding and worldwide profits equally.

Additionally, the Company agreed to co-develop oral PDF inhibitors for the treatment of community-acquired Gram-positive and Gram-negative infections. The Company will be responsible for commercializing the product in the United States and all countries other than those in Europe and Japan. The parties will split development funding and worldwide profits such that the Company is responsible for approximately 63% of the costs that included at least 12 full-time equivalent (“FTE”) personnel. Any shortfall in the required FTEs will be reimbursable to the other party at a rate of $250,000 and $150,000 per FTE per year for employees working in the United States and the United Kingdom, respectively.

The Company also licensed three novel metalloenzyme bacterial targets from Vernalis. The Company intends to initiate a drug discovery program to develop small molecule therapeutics against three of these targets. The targets provide an important set of early stage discovery programs for the Company.

During 2002, the Company made an up-front payment of $4,000,000, a $1,000,000 clinical milestone payment and issued equity in order to access this technology. This technology is at an early stage of development and the risks inherent in drug development in order to take compounds such as these to commercial viability are very high. This risk assessment resulted in recording the up-front payment and milestone as research and development expenses during 2002.

In September 2003, the Company agreed to assume full responsibility for the program. The respective parties performed a reconciliation of FTEs and costs to date and the Company agreed to pay Vernalis $775,000 by December 20, 2003. This amount is recorded in other accrued liabilities at September 30, 2003.

As a result of this amendment, the Company is obligated to make royalty payments on future product sales. Additionally, milestone payments of up to $18.8 million could also be payable over the term of the license.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

LG Life Sciences, LTD

In October 2002, the Company entered into a partnership with LG Life Sciences (“LG”) to license rights in North America and the territories covered by the license in Europe to FACTIVE® (gemifloxacin) (the “product”), a novel quinolone antibiotic. The term of the agreement coincides with the compound’s patent life which currently expires in 2015. The patent could be extended for an additional two years. The product was approved for sale in the United States in April 2003. The arrangement with LG includes up-front fees, milestone payments, and royalties on sales. In addition, the Company issued LG 1,164,292 shares of common stock in April 2003.

To secure the license to this product, the Company made an up-front payment of $5,500,000, $3,000,000 of which was settled by way of a promissory note. The Company paid all costs required to obtain regulatory approval of the product. Although the product is approved, the agreement with LG requires a minimum sales commitment over a period of time, which if not met, could result in the technology being returned to LG. Because of the risks inherent with successfully obtaining Federal Drug Administration (“FDA”) approval of a product in 2002, the Company included the up-front payments made to LG in research and development costs.

The Company is subject to future milestone payments of up to $35.0 million over the term of the license. In April 2003, the Company obtained FDA approval for the sale of FACTIVE in the United States. The approval triggered the first milestone payment to LG. The amount of the milestone payment ($5 million) is payable as follows: $2.5 million payable 30 days after approval and $2.5 million payable contingent on the receipt and acceptance of the first order of drug product scheduled to occur by the end of the year. The first installment was paid as scheduled, and has been capitalized and being amortized over the term of the license.

The Company is obligated to pay LG Life Sciences a royalty on sales in the U.S. and the territories covered by the license in Europe.

The Company is obligated to purchase its requirements for the final drug product from LG Life Sciences for 2004. In 2004, the final drug product will be tableted and packaged for LG Life Sciences by SB Pharmco at its manufacturing facility in Puerto Rico. This arrangement with SB Pharmco is expected to conclude by the end of 2004. Genesoft is in discussions with a new secondary manufacturer to assume these responsibilities for subsequent periods.

Pursuant to its partnership with LG Life Sciences, upon delivery of the first shipment of FACTIVE, which is anticipated to occur in the next two months, Genesoft will be obligated to make a $2.5 million milestone payment to LG Life Sciences as well as a payment of $4.8 million for the purchase of the drug inventory. Upon the closing of the merger, the combined company will be obligated to make an $8 million milestone payment to LG Life Sciences.

7.    Accounts Receivable and Grant Revenue

In December 1998, the Company was awarded a government grant to research the regulation of pathogen gene expression by DNA-binding polyamides. The original term of the grant commenced on the effective date of the grant, December 1998, and continues for a period of three years thereafter. Defense Advance Research Project Agency (“DARPA”) was assigned as project officer. The amount of this grant available to the Company was $2,263,000. The Company was entitled to receive payments made on a cost reimbursement basis. Title to all property and equipment purchased by the Company with grant proceeds will vest to the Company upon acquisition of the property and equipment. Either party may terminate this grant, in whole or in part, upon notice to and consultation with the other party, and upon agreement of the parties that continuation of the project would not produce beneficial results commensurate with the further expenditures of funds. In addition, the grant may be revoked upon a finding that the Company had failed materially to meet the provisions of the grant. The Company recognizes grant revenue as costs reimbursable under the grant are incurred and the terms of the government agreement are met.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

Effective November 2, 1999, an amendment to the grant was approved by DARPA. The amendment stipulated that the amount available under the grant increased by $3,008,200 for a total of $5,271,200. An additional amendment was approved on April 4, 2000, which increased the funds available for payment to a total amount of $5,786,600. On November 21, 2000, DARPA approved an amendment to the grant and made a total budget of $8,766,000 fully available to the Company. In September 2002, DARPA further amended the grant and made funds of $12,282,194 available to the Company. During 2002, all amounts available under the grant were billed. As of December 31, 2002, the Company had received $12,107,194 in cash and the remaining $175,000 was included in accounts receivable. As of September 30, 2003, the $175,000 remains in accounts receivable.

In November 2002, the Company entered into a new contract with DARPA for $3,000,000 for further research. In April 2003, the Company entered into an extension of this contract for an additional $5,500,000 for further research. At September 30, 2003, the Company had billed $4,916,675 under this contract. At September 30, 2003, the Company had received $4,003,069 in cash and the remaining $913,606 was included in accounts receivable.

8.    Stockholders’ Equity (Net Capital Deficiency)

Stock Split

In December 2002, the Board of Directors approved a 1 for 2.807 reverse stock split of the Company’s common stock in conjunction with the bridge financing. All stock information in these financial statements has been retroactively adjusted to reflect the reverse split.

Common Stock

In October 1997, the Company issued 730,317 shares of common stock to the founders at $0.0048 per share, subject to repurchase by the Company with repurchase rights lapsing over a 60-month period from the date of issuance. At September 30, 2003, the repurchase rights have lapsed.

In November 1998, the Company issued 21,375 shares of common stock to a consultant at $0.0048 per share. The shares are subject to repurchase by the Company, with repurchase rights lapsing ratably over a 48-month period commencing November 2, 1999. The Company recorded compensation expense relating to the stock issuance as services are provided by the consultant, which approximates the vesting schedule. Compensation charges of $1,760 and $7,500 were recorded in 2002 and 2001, respectively, related to these consultant grants. The Company calculated these charge using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 6%, a contractual life of seven years, a dividend yield of 0%, and a volatility of 65%. At December 31, 2002, the repurchase rights had lapsed.

In October 2002, in conjunction with the licensing of FACTIVE (Note 6), the Company issued 1,692,076 shares of common stock to LG Life Sciences. This stock was issued at fair value of $0.08 and recorded in the Company’s financial statements as a charge to research and development. The agreement with LG provided for anti-dilution protection from the date of the licensing agreement (October 2002) until the approval of FACTIVE, with the issuance of antidilution shares being contingent upon product approval by the FDA. In April 2003, in conjunction with the approval of FACTIVE, the Company issued an additional 1,164,292 shares of common stock to LG. The stock was issued at fair value of $3.50 and was capitalized in the Company’s financial statements as an intangible asset being amortized over the term of the license.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

Convertible Preferred Stock

At September 30, 2003, the Company was authorized to issue up to 24,975,000 shares of preferred stock, issuable in series, with the rights and preferences of each designated series to be determined by the Company’s board of directors. To date, 5,425,000, 6,000,000, 6,600,000, 13,000,000 and 1,000,000 shares have been designated as Series A, B, C, D and Series 1 convertible non-redeemable preferred stock, respectively.

In August 2002, the Company issued 1,000,000 shares of Series 1 preferred stock (converted to 356,252 shares of common stock, as described below) to British Biotech Pharmaceuticals Ltd. in accordance with the technology agreement which provided for issuance of Series 1 Preferred Stock on the meeting of a clinical milestone. This stock was issued at fair value of $0.08 per share and recorded as research and development expense in August 2002.

In December 2002, in conjunction with the bridge financing, the Company converted all shares of Series A, Series B, Series D and Series 1 convertible non-redeemable preferred stock to common stock at a ratio of one share of common stock for each 2.807 shares of nonredeemable convertible preferred stock held and all shares of Series C convertible nonredeemable preferred stock at a rate of one share of common stock for each 2.693 shares of nonredeemable convertible preferred stock held, after taking into account antidilution protection which resulted from the issuance of Series D preferred stock.

9.    Accounting for Stock-Based Compensation Stock Options

1998 Stock Plan

The 1998 Stock Plan (the “Plan”) was adopted in June 1998 and provides for the issuance of stock options. As of December 31, 2002, the Company had reserved 4,011,814 shares of common stock for issuance under the Plan.

Stock options granted under the Plan may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. For all grants prior to December 31, 2001, options become exercisable as determined by the board of directors, at the rate of 20% at the end of the first year with the remaining balance vesting ratably over the next four years. For all grants beginning in 2002, options become exercisable as determined by the board of directors at a rate of 25% at the end of the first year with the remaining balance vesting ratably over the next three years. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated.

The Plan allows for the early exercise of options before they have vested. Any unvested shares so purchased are subject to repurchase by the Company upon termination of the purchaser’s employment or services. The repurchase right lapses over the normal vesting schedule. At December 31, 2002, and September 30, 2003, there were 88,703 and 22,208 shares subject to repurchase relating to the early exercise of options at a weighted-average exercise price of $0.70 and $0.41 per share, respectively.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

Stock Options

Option activity under the Plan is as follows:

		Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price Per Share
Balance at December 31, 1999	212,777	323,654	$0.508
Shares reserved	712,504	—	—
Shares repurchased	3,562	—	—
Options granted	(726,042)	726,042	$1.178
Options exercised	—	(282,180)	$0.654
Options canceled	91,528	(91,528)	$0.691

Balance at December 31, 2000	294,329	675,988	$1.142
Shares reserved	178,126	—	—
Shares repurchased	100,499	—	—
Options granted	(282,864)	282,864	$1.40
Options exercised	—	(57,231)	$1.024
Options canceled	115,017	(115,017)	$1.142

Balance at December 31, 2001	405,107	786,604	$1.229
Shares reserved	2,155,766	—	—
Shares repurchased	49,906	—	—
Options granted	(140,274)	140,274	$1.40
Options exercised	—	(4,688)	$1.06
Options canceled	211,230	(211,230)	$1.32

Balance at December 31, 2002	2,681,735	710,960	$1.23
Shares reserved (Unaudited)	—	—	—
Shares repurchased (Unaudited)	3,178	—	—
Options granted (Unaudited)	(2,312,544)	2,312,544	$0.17
Options exercised (Unaudited)		(37,552)	$1.06
Options canceled (Unaudited)	116,205	(116,205)	$0.83

Balance at September 30, 2003 (unaudited)	488,574	2,869,747	$0.39

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

Details of the Company’s stock options at December 31, 2002 are as follows:

Options Outstanding and Exercisable
Exercise Price	Number of Shares Under Option	Weighted- Average Remaining Contractual Life
		(In years)
$0.28	91,616	6.12
$0.70	28,500	7.21
$1.40	590,844	8.26

	710,960

In the nine months ended September 30, 2003 and 2002, the Company granted 56,800 and 26,718 options, respectively, to consultants under the Plan with exercise prices equal to the market price of the options determined by the Company’s board of directors with vesting periods from one to five years. Additionally, on August 2003, the Company issued 70,000 options outside of the Plan. The Company recognized compensation charges of $1,829 in 2002, $50,205 in 2001, and $26,714 in 2000 and $343,724 for the nine months ended September 30, 2003 relating to these options. To determine the fair value of options earned by consultants in 2003 and 2002, the Black-Scholes valuation model was applied, using the following assumptions: a risk-free interest rate of 5.0%, respectively; a weighted-average contractual life of approximately 10 years; a volatility of 65%; common stock prices of $0.08 and $3.50 per share in 2002 and 2003, respectively; and no dividends

Stock Issuance Program

A stock issuance program was adopted in June 1998 (the “Stock Issuance Program”) and provides for the direct and immediate issuance of shares of common stock without any intervening option grants at purchase prices of not less than 85% of the fair market value of the common stock on the issue date, as determined by the board of directors. If, at the time the Company issues shares, the purchaser directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the purchase price shall be at least 100% of the fair value on the issue date. Shares of common stock may be issued under the Stock Issuance Program for cash or check, payable to the Company, or for past services rendered to the Company.

Shares of common stock issued under the Stock Issuance Program may, at the discretion of the board of directors, be fully and immediately vested upon issuance or may vest in one or more installments over the participant’s period of service or upon attainment of specified performance objectives. However, the board of directors may not impose a vesting schedule upon any stock issuance affected under the Stock Issuance Program which is more restrictive than 20% per year vesting, with initial vesting to occur not later than one year after the issuance date. Such limitation shall not apply to any common stock issuances made to the officers of the Company, nonemployee board members, or independent consultants.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

Common Shares Reserved

The Company had reserved shares of common stock for future issuances as follows:

	December 31, 2002	September 30, 2003 (Unaudited)
1998 Stock Plan	3,392,695	3,428,321
Warrants to purchase common stock	3,540,702	5,025,970

	6,933,397	8,454,291

10.    Income Taxes

As of December 31, 2002, 2001 and 2000, the Company had deferred tax assets of approximately $22.9 million, $10.4 million and $5.0 million, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $12.5 million, $5.4 million and $3.3 million during the years ended December 31, 2002, 2001 and 2000, respectively. Deferred tax assets primarily relate to net operating losses and capitalized research and development costs.

As of December 31, 2002, the Company had federal and state net operating loss carryforwards of approximately $10.0 million and $7.0 million respectively, which begin to expire in 2005 if not utilized. The Company has also capitalized research and development costs for federal and state purposes of approximately $42.0 million, which are amortized over a 10-year period.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

11.    Related Party

In December 2002, the Company loaned $315,000 to an officer. The funds are secured by a loan agreement that matures on December 20, 2005. The note carries interest of 1.84% per annum.

12.    Subsequent Events

In November 2003, the Company entered into a definitive agreement with Genome Therapeutics Corp., a publicly traded company to merge in an all stock transaction (the merger agreement). Consummation of this transaction is subject to the receipt of certain third-party approvals and consents, as well as approval by both parties’ shareholders and raising additional capital, approximately $32 million, to fund the merged company. Selected stockholders of Genome Therapeutics Corp. and the Company have agreed to vote in favor of the merger.

On November 17, 2003, Genome loaned to the Company $6.2 million in connection with the signing of the merger. This loan, along with the Company’s existing capital resources are expected to fund the Company’s operations through the closing of the merger. If, however, the closing of the merger is delayed or if the Company’s liabilities increase, there can be no assurance that these funds will be sufficient.

GeneSoft Pharmaceuticals, Inc.

(a development stage company)

Notes to Financial Statements—(Continued)

In November 2003, the Company and the holders of the Company’s promissory notes entered into a note amendment and exchange agreement that restructures $22,309,647 of the Company’s notes. As a result of this agreement, the maturity date of the December and April notes was extended to the later of the current maturity dates of the notes or the date 60 days following the termination of the merger agreement. The interest rate of the notes was amended to 5% per annum commencing on December 10, 2003 for the December notes and December 15, 2003 for the April notes. Upon the closing of the merger, the December and April notes will be converted into Genome Therapeutics Corp. notes. Accrued interest through the closing of the merger under the December and April notes, and the amount that would be payable upon a change in control under the December notes, will be converted into shares of Genome Therapeutics Corp. common stock.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

99.1	Risk Factors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENOME THERAPEUTICS CORP.

By:	/s/ Steven M. Rauscher
Name: Steven M. Rauscher Title: President and Chief Executive Officer

Date: January 30, 2004

EXHIBIT INDEX

Exhibit Number	Description
99.1	Risk Factors